Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.,

ORCHIDS MERGER SUB, INC.,

ORCHIDS MERGER SUB, LLC,

AND

OFFERPAD, INC.

dated as of

March 17, 2021

- i -

- ii -

- iii -

Section 12.15	Nonsurvival of Representations, Warranties and Covenants	97
Section 12.16	Acknowledgements	97
Section 12.17	Provisions Respecting Representation by Counsel	98

EXHIBITS

Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws
Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Sponsor Support Agreement
Exhibit E	–	Form of FIRPTA Certificate
Exhibit F	–	Form of Incentive Equity Plan
Exhibit G	–	Form of Employee Stock Purchase Plan
Exhibit H	–	Company Holders Support Agreement

- iv -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 17, 2021, by and among Supernova Partners Acquisition Company, Inc., a Delaware corporation (“Acquiror”), Orchids Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), Orchids Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub”), and OfferPad, Inc., a Delaware corporation (the “Company”). Acquiror, First Merger Sub, Second Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination (as defined below);

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and other applicable Laws (as defined below), the Parties intend to enter into a business combination transaction by which (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (as defined below) have each executed and delivered to Acquiror and the Company the Company Holders Support Agreement (as defined below), a copy of which is attached hereto as Exhibit H, pursuant to which the Requisite Company Stockholders have agreed to, among other things, provide their written consent, within 48 hours following the effectiveness of the Registration Statement, to (a) adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (b) adopt and approve, in accordance with the terms and subject to the conditions of the Company’s Governing Documents, the Pre-Closing Restructuring Plan (as defined below) and effect the Pre-Closing Restructuring (as defined below);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which Acquiror and the Company are parties under Section 368(b) of the Code, and (ii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the stockholders of the Company;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the Acquiror Stockholders (as defined below), and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the Acquiror Stockholders (the “Acquiror Board Recommendation”);

WHEREAS, the board of directors of First Merger Sub has unanimously (i) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement providing for the First Merger, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the Acquiror in its capacity as the sole stockholder of First Merger Sub;

WHEREAS, the sole member of Second Merger Sub has unanimously (i) determined that it is in the best interests of Second Merger Sub, and declared it advisable, to enter into this Agreement providing for the Second Merger and (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement;

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to Acquiror Stockholders to have their outstanding shares of Acquiror Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Organizational Documents in connection with obtaining the Acquiror Stockholder Approval (as defined below);

WHEREAS, prior to the First Effective Time and the closing of the PIPE Investment (as defined below), Acquiror shall (i) subject to obtaining the Acquiror Stockholder Approval, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (the “Acquiror Charter”), to provide for, among other things, (a) an increase in the number of authorized shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) the implementation of a new dual class structure in order to provide that Acquiror Class B Common Stock will have the same economic terms as Acquiror Class A Common Stock, but will carry increased voting rights in the form of ten (10) votes per share, and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (the “Acquiror Bylaws”);

WHEREAS, at the Closing, the Sponsor (as defined below), Acquiror, the Company, certain of the Pre-Closing Holders (as defined below) and certain other parties will enter into an Amended and Restated Registration Rights Agreement, substantially in the form of Exhibit C attached hereto (as amended, restated, modified, supplemented or waived from time to time, the “Registration Rights Agreement”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and Acquiror have entered into the Sponsor Support Agreement, a copy of which is attached as Exhibit D hereto;

WHEREAS, the SPNV Forward Purchasers have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to the SPNV Forward Purchasers, 5,000,000 Acquiror Units in exchange for an aggregate purchase price of $50,000,000 pursuant to the SPNV Forward Purchase Agreement, on the terms and subject to the conditions set forth therein; and

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), pursuant to which, among other things, such investors have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to such investors, an aggregate number of shares of Acquiror Class A Common Stock set forth in the Subscription Agreements in exchange for an aggregate purchase price of $200,000,000 on the Closing Date (as defined below), on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Capital Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means, prior to the filing and effectiveness of the Acquiror Charter, the Class B common stock, par value $0.0001 per share, of Acquiror entitling the holder of each such share to one (1) vote per share, and following the filing and effectiveness of the Acquiror Charter, the Class B common stock, par value $0.0001 per share, of Acquiror entitling the holder of each such share to ten (10) votes per share.

“Acquiror Closing Statement” has the meaning specified in Section 4.02(a).

“Acquiror Common Stock” means the Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 11.01(c).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Material Adverse Effect” means any effect, occurrence, development, fact, condition or change (“Effect”) that, individually or in the aggregate with other Effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of Acquiror and Merger Sub, taken as a whole, or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair Acquiror, First Merger Sub or Second Merger Sub from consummating the Mergers; provided, however, that solely for purposes of clause (a), in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”:

(i) any change in applicable Laws or GAAP or any official interpretation thereof;

(ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

(iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees (provided, that this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Agreement);

(iv) any Effect generally affecting other blank check companies;

(v) Acquiror’s, First Merger Sub’s or Second Merger Sub’s compliance with the terms of this Agreement or Acquiror’s or Merger Sub’s taking of any action required or contemplated by this Agreement or with the prior written consent of the Company or at the written request of the Company;

(vi) any earthquake, hurricane, epidemic, pandemic (including COVID-19), tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

(vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Acquiror operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; or

(viii) COVID-19 or any COVID-19 Measures, or Acquiror’s compliance therewith;

provided further, that, in the case of clauses (i), (ii), (iv), (vi), (vii) and (viii), such Effects shall be taken into account to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate and adverse impact on Acquiror as compared to other blank check companies.

“Acquiror Options” has the meaning specified in Section 3.06(b).

“Acquiror Organizational Documents” means the Certificate of Incorporation and the bylaws of Acquiror, as amended, restated, modified or supplemented from time to time (but excluding, in the case of the Certificate of Incorporation, the Acquiror Charter and, in the case of the bylaws of Acquiror, the Acquiror Bylaws).

“Acquiror Parties” means Acquiror, First Merger Sub and Second Merger Sub.

“Acquiror Party Representations” means the representations and warranties of Acquiror, First Merger Sub and Second Merger Sub expressly and specifically set forth in Article VI of this Agreement or in any certificate delivered hereunder, as qualified by the Acquiror Disclosure Letter.

“Acquiror Preferred Stock” means the preferred stock, par value $0.0001 per share, of Acquiror.

“Acquiror Stockholder Approval” has the meaning specified in Section 6.02(b).

“Acquiror Stockholder Matters” has the meaning specified in Section 9.02(b)(i).

“Acquiror Stockholder Redemption” has the meaning specified in Section 9.02(b)(i).

“Acquiror Stockholders” means the holders of shares of Acquiror Capital Stock.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.

“Acquisition Transaction” has the meaning specified in Section 9.03(a).

“Action” means any claim, action, suit, assessment, demand, litigation, investigation, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other proceeding (whether at law, in equity or otherwise) by or before any Governmental Authority or arbitral body.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any equityholder of the Company be considered to be an Affiliate of the Company or any of its Subsidiaries.

“Affiliate Agreement” means any Contract between the Company or any of its Subsidiaries, on the one hand, and a Related Party, on the other hand.

“Aggregate Fully Diluted Company Common Stock” means, without duplication, and in each case after giving effect to the Pre-Closing Restructuring, (a) the aggregate number of shares of Company Stock that are (i) issued and outstanding immediately prior to the First Effective Time or (ii) issuable upon the settlement of Company Options (whether or not then vested or exercisable), minus (b) any shares of Common Stock held by the Company or any Subsidiary of the Company issued and outstanding immediately prior to the First Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Company Options described in clause (ii) above divided by the Per Share Merger Consideration.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 4.02(b).

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.

“Available Closing Acquiror Cash” means an amount equal to (i) all amounts in the Trust Account, plus (ii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing, plus (iii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the SPNV Forward Purchase Agreement as of immediately prior to the Closing, plus (iv) any other cash then held by Acquiror as of immediately prior to the Closing, minus (v) the aggregate amount of payments required to be made by Acquiror in connection with the Acquiror Stockholder Redemption, minus (vi) all indebtedness for borrowed money of Acquiror, minus (vii) all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with by Acquiror at or before Closing, and the consummation of the Transactions, including deferred underwriting discounts or fees and the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror (the amounts in this clause (vii) being the “Acquiror Expenses”).

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” has the meaning specified in the definition of “COVID-19 Measures”.

“Certificates” has the meaning specified in Section 3.03(b).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, dated October 20, 2020, as amended and in effect from time to time.

“Change in Recommendation” has the meaning specified in Section 9.02(b)(i).

“Citi Loan Agreement” means that certain Amended and Restated Master Loan and Security Agreement, dated as of February 25, 2021, by and among OP SPE Borrower Parent, LLC, OP SPE PHX1, LLC and OP SPE TPA1, LLC, as borrowers, Citibank, N.A., as lender and Wells Fargo, N.A., as calculation agent and paying agent, as amended, restated, modified or supplemented from time to time.

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Share Consideration” means the number of shares (rounded to the nearest whole share) of Acquiror Common Stock determined by dividing (a) the Equity Value by (b) $10.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Closing Statement” has the meaning specified in Section 4.02(b).

“Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Employees” has the meaning specified in Section 5.13(a).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Incentive Plan” means that certain 2016 Stock Option and Grant Plan of OfferPad, Inc., as amended.

“Company Option” means an option to acquire shares of Company Common Stock granted under the Company Incentive Plan or any other agreement or plan.

“Company Preferred Stock” means, collectively, the shares of preferred stock, par value $0.00001 per share, of the Company, of which shares have been designated as: (i) Series A-1 Preferred Stock, (ii) Series A-2 Preferred Stock, (iii) Series A Preferred Stock, (iv) Series B Preferred Stock and (v) Series C Preferred Stock.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement or in any certificate delivered hereunder, as qualified by the Company Disclosure Letter.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Approval” means the approval of this Agreement and the Transactions, including the Mergers, the Pre-Closing Restructuring Plan and the making of any filings, notices or information statements in connection with the foregoing, by (a) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Common Stock and outstanding Company Preferred Stock, voting together as a single class and on an as-converted basis, (b) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class, and (c) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Series C Preferred Stock of the Company, voting as a single class, in each of case, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Subsidiary Securities” has the meaning specified in Section 5.07(b).

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Continuing Employee” has the meaning specified in Section 9.06(b).

“Contracts” means any legally binding contracts, agreements, subcontracts, instruments, conditional sales contracts, indentures, notes, bonds, loans, credit agreements, licenses, sublicenses, mortgages, deeds of trust, powers of attorney, guaranties, leases and subleases and all amendments, modifications, supplements, schedules, annexes and exhibits thereto.

“Counsel” has the meaning specified in Section 12.17.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, pronouncement, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Families First Coronavirus Response Act, or any changes thereto.

“D&O Tail” has the meaning specified in Section 8.02(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.08.

“DLLCA” has the meaning specified in the Recitals hereto.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any applicable Laws relating to pollution or protection of the environment, or the use, storage, emission, disposal or release of Hazardous Materials.

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $2,250,000,000.00.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any Subsidiary or (ii) which together with the Company or any Subsidiary is treated as a single employer under Section 414(t) of the Code.

“ESPP” has the meaning specified in Section 8.10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.03(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Acquiror and the Company.

“Exchange Ratio” means the quotient obtained by dividing the Equity Value by the Aggregate Fully Diluted Company Common Stock.

“Excluded Share” has the meaning specified in Section 3.02(a).

“Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

“Final Prospectus” has the meaning specified in Section 6.06(a).

“First Certificate of Merger” has the meaning specified in Section 2.02.

“First Effective Time” has the meaning specified in Section 2.02.

“First Merger” has the meaning specified in the preamble hereto.

“First Merger Sub” has the meaning specified in the preamble hereto.

“Founder” means Brian Bair and his Affiliates.

“Fraud” means “fraud” under Delaware law committed by a Party with a specific intent to deceive with respect to any representation or warranty by such Party in Article V or Article VI (as applicable) or any certificate delivered hereunder.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Government Closure” has the meaning specified in Section 7.03(a).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive”, or as a “pollutant” or “contaminant” or words of similar intent or meaning under any Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides, in each case, which are regulated under Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to any natural person, such person’s spouse or domestic partner, lineal ancestor or descendant, or sibling, including any adoptive relationships and relationships through marriage.

“Incentive Equity Plan” has the meaning specified in Section 8.10.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person, together with all accrued but unpaid interest thereon and other payment obligations thereon, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of such Person (but solely to the extent drawn), (iv) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person, in each case to the extent payable as a result of the consummation of the Transactions, (v) all obligations, liabilities or undertakings by such Person for capital leases or finance leases (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property, assets or equipment, or securities or services, including all earn-out payments, seller notes and other similar payments (whether contingent or otherwise), (vi) all indebtedness secured by a Lien on property or assets owned or acquired by such Person, (vii) in the case of the Company and its Subsidiaries, all indebtedness under or otherwise related to the Inventory Financing Documents, (viii) in the case of Acquiror, any Working Capital Loans, and (ix) all indebtedness of the type referred to in clauses (i) - (viii) of this definition of any other Person, guaranteed directly or indirectly, jointly or severally, by such first Person. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliates” has the meaning specified in Section 8.02(c).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.

“Inventory Financing Documents” means any instruments or agreements pursuant to which the Company or any of its Subsidiaries is a borrower or guarantor for purposes of financing Mortgage Loans or the acquisition of Owned Residential Properties, together with all transaction documents related thereto.

“Intellectual Property” means all worldwide rights in and to (a) patents, published, or unpublished patent applications (and any patents that issue as a result of those patent applications), inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, and industrial designs (“Patents”), (b) copyrights and rights in works of authorship and copyrightable subject matter, together with any moral rights related thereto, together with all other interests accruing by reason of international copyright conventions, (c) trade secrets, know-how and confidential information, (d) trademarks, trade names, logos, service marks, trade dress, business names (including any fictitious or “dba” names), Internet domain names, slogans, symbols, and other similar designations of source or origin together with the goodwill of the business symbolized by or associated with any of the foregoing, (e) Software, (f) technical data, and databases, compilations and collections of technical data, (g) any registrations or applications for registration for any of the foregoing, including any provisional, divisions, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions (as applicable).

“Intended Income Tax Treatment” has the meaning specified in Section 9.04(b).

“Interim Period” has the meaning specified in Section 7.01.

“IT Systems” means any information technology and computer systems, servers, networks, databases, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information that are owned by, licensed or leased to or otherwise under the control of the Company.

“JOBS Act” has the meaning specified in Section 8.11.

“Key Executives” means the individuals set forth on Section 1.01(a) of the Company Disclosure Letter.

“La Familia Credit Agreement” means that certain Credit Agreement, dated as of February 7, 2020, by and among Elevation Solar Leasing, LLC and La Familia Financial Limited Partnership, as amended, restated, modified or supplemented from time to time.

“Law” means any constitution, statute, law, principle of common law, ordinance, rule, regulation, code, standard, ruling, requirement, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 5.19(b).

“Leases” has the meaning specified in Section 5.19(b).

“Letter of Transmittal” means a letter of transmittal in customary form and containing such provisions as Acquiror and the Company reasonably agree prior to the First Effective Time.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, adverse right, other claim, charge, right of way, right of purchase, preemptive right, rights of a vendor under any title retention or conditional sale agreement, right of first refusal or similar right or restriction, or lease, security interest or other lien of any kind, whether voluntarily incurred or arising by operation of Law.

“LL OP Loan Agreement” means that certain Mezzanine Loan and Security Agreement, dated as of March 16, 2020, among OP SPE Borrower Parent, LLC, OP SPE PHX1, LLC and OP SPE TPA1, LLC, as borrower, and LL Private Lending Fund II, L.P., as lender, as amended by that certain First Amendment to Mezzanine Loan and Security Agreement, dated as of September 14, 2020, and as further amended, restated, modified or supplemented from time to time.

“LL SPV Loan Agreement” means that certain Fourth Amended and Restated Loan and Security Agreement, dated as of August 27, 2020, by and among OfferPad (SPVBorrower1), LLC, as borrower, LL Private Lending Fund, L.P., as lender under the Revolving Senior Loan (as defined therein), LL Private Lending Fund II, L.P., as lender under the Revolving Mezz Loan (as defined therein) and LL Funds, LLC, as collateral agent, as amended, restated, modified or supplemented from time to time.

“Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects, (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair the Company from consummating the Mergers; provided, however, that solely for purposes of clause (a), in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”:

(i) any change in applicable Laws or GAAP or any official interpretation thereof;

(ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

(iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees (provided, that this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Agreement);

(iv) any Effect generally affecting other participants in any of the industries in which the Company or its Subsidiaries operate;

(v) the Company’s compliance with the terms of this Agreement or the Company’s taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror or at the written request of the Acquiror, First Merger Sub or Second Merger Sub;

(vi) any earthquake, hurricane, epidemic, pandemic (including COVID-19), tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

(vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel;

(viii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets (provided, that any Effect underlying such failure (except to the extent otherwise excluded by the other clauses in this definition) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or

(ix) COVID-19 or any COVID-19 Measures, or the Company’s or any of its Subsidiaries’ compliance therewith;

provided further, that, in the case of clauses (i), (ii), (iv), (vi), (vii) and (ix), such Effects shall be taken into account to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate and adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries or markets in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 5.12(b).

“Material Suppliers” has the meaning specified in Section 5.24(a).

“Mergers” has the meaning specified in the Recitals hereto.

“Merger Consideration” has the meaning specified in Section 3.01.

“Mortgage Loans” means all loans or other extensions of credit as well as legally binding commitments and obligations to extend credit to consumers made by the Company or a Subsidiary of the Company to finance or refinance the purchase of real estate in the ordinary course of the Company’s business, together with all Contracts evidencing or executed and delivered in connection with such loans and including all obligations to make additional extensions of credit thereunder and all related collateral.

“Most Recent Balance Sheet Date” means December 31, 2020.

“NYSE” means the New York Stock Exchange.

“Offer Documents” has the meaning specified in Section 9.02(a)(i).

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“Owned Residential Properties” means the residential properties acquired from time to time by the Company or its Subsidiaries for purpose of re-sale, together with all buildings, structures, fixtures and improvements of any kind located thereon, and all easements, covenants and other rights appurtenant thereto and all right, title and interest of the Company or any Subsidiary, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the applicable real property and to the center line thereof, including any residential properties which are owned by the Company or its Subsidiaries as of the date hereof.

“Party” has the meaning specified in the preamble hereto.

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, in each case, that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and that are not the result of delinquent payments, (iii) statutory Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially impair the value or interfere with the present uses of such real property, (v) with respect to any Leased Real Property, (A) the interests and rights of the respective lessors with respect thereto under the related lease, including any statutory landlord liens and any Lien thereon that are not the result of delinquent payments, (B) any Lien permitted under a Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part for which no amounts are due and payable, (vi) non-monetary Liens that do not, individually or in the aggregate, (A) materially and adversely affect, or materially disrupt or interfere with, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (B) detract in any material respect from the value of the assets or (C) impair the continued use or operation of the assets of the business as currently used or operated, as applicable, (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens securing any Indebtedness of the Company and its Subsidiaries, (ix) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement (A) with respect to any Owned Residential Property or (B) with respect to any personal property used in connection with the operation of the business, (x) with respect to the Owned Residential Properties, any Lien granted to a customer in the ordinary course of business of the Company or its Subsidiaries in connection with such customer’s sale or acquisition of an Owned Residential Property, (xi) Liens granted under the Inventory Financing Documents, and (xii) non-monetary Liens described on Section 1.01(b) of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to the definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, any information that identifies, could be used to identify, or is otherwise associated with an individual person.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 6.13(a).

“PIPE Investor” means an investor party to a Subscription Agreement.

“Policies” has the meaning specified in Section 5.16.

“Pre-Closing Holders” means all Persons who hold one or more shares of Company Stock immediately prior to the First Effective Time.

“Pre-Closing Restructuring” has the meaning specified in the Recitals hereto.

“Pre-Closing Restructuring Plan” has the meaning specified in Section 7.10.

“Privacy Laws” means all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, security, disclosure or transfer of Personal Information, and all applicable Laws relating to breach notification in connection with Personal Information.

“Privileged Communications” has the meaning specified in Section 12.17.

“Proxy Statement” has the meaning specified in Section 9.02(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.02(a)(i).

“Registered Intellectual Property” has the meaning specified in Section 5.20(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.02(a)(i).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Related Party” means, with respect to the Company or any of its Subsidiaries, (i) any Affiliate of the Company or any of its Subsidiaries or any Person who serves as a director, officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, officer, general partner or managing member of the Company or any of its Subsidiaries; (iii) any Person that beneficially owns, directly or indirectly, at least 5% of the Equity Securities of (A) the Company or any of its Subsidiaries (disregarding, for purposes of this clause (A), beneficial ownership of such Equity Securities by the Company or any of its Subsidiaries) or (B) to the knowledge of the Company as of the date of this Agreement, any Affiliate described in clause (i); or (iv) any Immediate Family of any Person described in clause (i), (ii) or (iii). For purposes of this definition, “Affiliate” shall not include the Company or any of its Subsidiaries.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants and other agents of such Person.

“Requisite Company Stockholders” means those stockholders listed on Section 1.01(c) of the Company Disclosure Letter.

“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the registration statements, proxy statements, other statements, reports, schedules, forms, certifications and other documents required to be filed with or furnished to the SEC by Acquiror, including all notes, exhibits and schedules thereto, all other information incorporated by reference therein and all amendments and supplements thereto.

“Second Certificate of Merger” has the meaning specified in Section 2.02.

“Second Effective Time” has the meaning specified in Section 2.02.

“Second Merger” has the meaning specified in the preamble hereto.

“Second Merger Sub” has the meaning specified in the preamble hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Group” has the meaning specified in Section 12.17.

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form.

“Special Meeting” has the meaning specified in Section 9.02(b)(i).

“Specified Acquiror Representations” has the meaning specified in Section 10.03(a)(i).

“Specified Company Representations” has the meaning specified in Section 10.02(a)(i).

“SPNV Forward Purchase Agreement” means collectively, the Forward Purchase Agreements, entered into as of September 25, 2020, by and between Acquiror and each of the SPNV Forward Purchasers, as further amended, restated, modified or supplemented from time to time.

“SPNV Forward Purchasers” means Ancient 1604 LLC and 75 and Sunny LP.

“Sponsor” means Supernova Partners LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Sponsor, the Company, Acquiror and the other parties signatory thereto, as amended, restated, modified or supplemented from time to time.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surrender Documentation” has the meaning specified in Section 3.03(b).

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any federal, state, provincial, territorial, local, foreign or other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales or use, windfall profits, environmental, withholding, social security (or similar, including FICA), unemployment, escheat, or other tax or like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 11.01(b).

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Company Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the SPNV Forward Purchase Agreement, the Exchange Agent Agreement, each Letter of Transmittal, the Acquiror Charter, the Acquiror Bylaws, and all the other agreements, documents, instruments and certificates entered into in connection herewith and/or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Transfer Taxes” has the meaning specified in Section 9.04(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Warrant Agreement” means that certain Warrant Agreement, dated October 20, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Disclosure Letter”, “Exhibit” and “Annex” refer to the specified Article, Section, Disclosure Letter, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), and (viii) references to “$” or dollar shall be references to United States dollars.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of a Person’s business, consistent with past practice in all material respects (including, for the avoidance of doubt, in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to (i) has been provided no later than 9:00 a.m. on the day that is immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (A) in the virtual “data room” set up by the Company in connection with this Agreement or (B) by delivery to such Party or its legal counsel via electronic mail or (ii) is publicly available on the Electronic Data Gathering, Analysis and Retrieval System (i.e., “EDGAR”) administered by the SEC by no later than 9:00 am on the day that is immediately prior to the date of this Agreement.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” (or phrases of similar import) shall mean the actual knowledge of, in the case of the Company, the individuals identified on Section 1.03 of the Company Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, and, in the case of any or all of the Acquiror Parties, the individuals identified on Section 1.01 of the Acquiror Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 1.04 Equitable Adjustments. Other than as contemplated by this Agreement, if between the date of this Agreement and the Closing the outstanding shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Capital Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of Company Preferred Stock or the holders of Acquiror Capital Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company, First Merger Sub or Second Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement and/or any other Transaction Agreement.

ARTICLE II

THE MERGERS

Section 2.01 The Mergers.

(a) At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02 Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and First Merger Sub shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Certificate of Merger, being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.03 Effect of the Mergers.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Second Merger Sub and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 2.04 Governing Documents. Subject to Section 8.02, at the First Effective Time, (i) the certificate of incorporation of the Company as in effect immediately prior to the First Effective Time shall be the certificate of incorporation of the Surviving Corporation from and after the First Effective Time and (ii) the bylaws of the Company as in effect immediately prior to the First Effective Time shall be the bylaws of the Surviving Corporation from and after the First Effective Time. Subject to Section 8.02, at the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law, except that the certificate of formation and operating agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time shall be amended in the Second Merger at the Second Effective Time to change the name of the Surviving Entity to “Offerpad Holdings, LLC”.

Section 2.05 Directors/Managers and Officers of the Surviving Corporation and the Surviving Entity. The directors and officers of the Company as of immediately prior to the First Effective Time shall be the directors and officers of the Surviving Corporation as of immediately following the First Effective Time, and shall continue as such until their respective successors are duly elected or appointed, subject to their earlier death, resignation or removal. Immediately after the Second Effective Time, the officers of the Surviving Entity shall be those individuals as the Company may determine.

ARTICLE III

TOTAL PRE-CLOSING HOLDER CONSIDERATION; CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 3.01 Merger Consideration. The aggregate consideration to be paid to the Pre-Closing Holders in respect of shares of Company Stock held immediately prior to the First Effective Time shall consist of the Closing Share Consideration, less the aggregate number of shares of Acquiror Class A Common Stock underlying Acquiror Options on a net exercise basis (i.e., the aggregate shares underlying such options less (x) the aggregate exercise price divided by (y) the Per Share Merger Consideration) (such shares, the “Net Acquiror Option Shares”), in each case as set forth herein (such aggregate consideration to be paid to the Pre-Closing Holders, the “Merger Consideration”). The Parties intend that the Merger Consideration payable to the Pre-Closing Holders pursuant to this Article III is entirely in consideration for their shares of Company Stock held immediately prior to the First Merger and agree to report the Merger Consideration for U.S. federal and applicable state income tax purposes entirely as consideration for such Company Stock, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 3.02 Effect of First Merger on Company Stock. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(a) Each share of Company Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Stock that are (i) subject to Company Options, which shall be subject to Section 3.06, (ii) held in the Company’s treasury or owned by Acquiror, First Merger Sub, Second Merger Sub or the Company or any Subsidiary of the Company immediately prior to the First Effective Time, (iii) held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (clauses (i), (ii) and

(iii), collectively, the “Excluded Shares”), or (iv) held by the Founder) will be cancelled and automatically be converted into and deemed for all purposes to represent the right to receive a number of shares of Acquiror Class A Common Stock equal to the Exchange Ratio. Each share of Acquiror Class A Common Stock issued in exchange for a share of Company Stock that, as of immediately prior to the First Effective Time, is subject to vesting or forfeiture terms and conditions shall continue to be governed by such terms and conditions as were applicable immediately prior to the First Effective Time.

(b) Each share of Company Stock issued and outstanding immediately prior to the First Effective Time and held by the Founder will be cancelled and automatically be converted into and deemed for all purposes to represent the right to receive a number of shares of Acquiror Class B Common Stock equal to the Exchange Ratio.

(c) From and after the First Effective Time, each of the Pre-Closing Holders shall cease to have any other rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Stock (other than Excluded Shares of the type contemplated by clause (iii) of the definition thereof) shall thereafter represent only the right to receive the applicable portion of the Merger Consideration as set forth in Sections 3.02(a) and 3.02(b) in accordance with and subject to the terms and conditions of this Agreement. At the First Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the shares of Company Stock outstanding prior to the First Effective Time shall be made thereafter.

(d) Notwithstanding anything in this Agreement to the contrary, no fraction of a share of Acquiror Common Stock will be issued by virtue of the First Merger, and any such fractional share (after aggregating all fractional shares of Acquiror Common Stock that otherwise would be received by a Pre-Closing Holder) shall be rounded down to the nearest whole share.

(e) Each issued and outstanding share of common stock of First Merger Sub as of immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of First Merger Sub (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(f) Each share of Company Stock held in the Company’s treasury or owned by Acquiror, First Merger Sub, Second Merger Sub or the Company or any Subsidiary of the Company immediately prior to the First Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.03 Merger Consideration.

(a) Deposit with Exchange Agent. Prior to the First Effective Time, Acquiror shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying and exchange agent hereunder (the “Exchange Agent”). Immediately prior to the First Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the Merger Consideration.

(b) Letter of Transmittal; Surrender of Certificates. Promptly after the First Effective Time (and in any event within five (5) Business Days thereafter), the Exchange Agent shall mail to each Pre-Closing Holder (other than holders of Excluded Shares): (i) a Letter of Transmittal; and (ii) instructions for surrendering the outstanding certificate or certificates for Company Stock (collectively, the “Certificates”) (or affidavits of loss in lieu of the Certificates as provided in Section 3.03(c)) to the Exchange Agent (the “Surrender Documentation”); provided, however, that the Exchange Agent shall not be required to deliver the Surrender Documentation to any Pre-Closing Holder that has delivered its Surrender Documentation with respect to such Pre-Closing Holder’s Certificates to the Exchange Agent at least two (2) Business Days prior to the Closing Date. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.03(c)) to the Exchange Agent in accordance with the terms of the Surrender Documentation, the Exchange Agent will deliver to the holder of the shares formerly represented by such Certificate in exchange therefor such holder’s portion of the Merger Consideration in accordance with the Allocation Schedule, via book-entry issuance, subject to any Tax withholdings as provided in Section 3.07; provided, however, that if the holder of the shares formerly represented by such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such Pre-Closing Holder’s Certificates at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Merger Consideration covered by such Surrender Documentation in accordance with this sentence on the Closing Date. The Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the applicable portion of the Merger Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock Transfer Taxes have been paid or are not applicable.

(c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Acquiror, the posting by such Person of a bond in customary amount and upon such terms as may reasonably be required by Acquiror as indemnity against any claim that may be made against it, the Surviving Corporation or the Surviving Entity with respect to such Certificate, the Exchange Agent will issue the portion of the Merger Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 3.07).

Section 3.04 Exchange Agent. Promptly following the date that is one year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all cash, certificates and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder who has not surrendered a Certificate and/or delivered a Letter of Transmittal may surrender such Certificate or deliver such Letter of Transmittal to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III and the Allocation Schedule, without any interest thereon. None of any Acquiror Party, the Company, Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article III and the Allocation Schedule would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.05 Effect of Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any securities of Acquiror or the Surviving Corporation: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the limited liability company interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity, all of which shall be owned by Acquiror, which shall continue as the sole member of the Surviving Entity. From and after the Second Effective Time, the limited liability company interests of Second Merger Sub as of immediately prior to the Second Effective Time shall be deemed for all purposes to represent the number of limited liability company interests of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

Section 3.06 Treatment of Company Options.

(a) The Company shall take all actions necessary, including using reasonable best efforts to obtain any requisite consents of the holders of the Company Options and adopting resolutions, to give effect to the actions contemplated by this Section 3.06.

(b) As of immediately prior to the First Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Option shall be assumed and converted into an option to purchase a number of shares of Acquiror Class A Common Stock, as described in this Section 3.06(b) (each, an “Acquiror Option”). Each such Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the First Effective Time (but taking into account any changes thereto by reason of this Section 3.06(c)). As of immediately prior to the First Effective Time, each such Acquiror Option as so assumed and converted shall be an option to acquire that number of whole shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option and (ii) the Exchange Ratio, at an exercise price per share of Acquiror Class A Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Option by (y) the Exchange Ratio. Notwithstanding anything in this Section 3.06(b) to the contrary, the exercise price and the number of shares of Acquiror Class A Common Stock subject to the Acquiror Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

Section 3.07 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, all amounts or value deliverable in connection with this Agreement by Acquiror, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, the Exchange Agent and their respective Affiliates shall be paid free and clear and without any deduction or withholding for Taxes, except for any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. Prior to making any deduction or withholding in respect of amounts payable to any Pre-Closing Holder in connection with this Agreement (other than any deduction or withholding (i) in respect of any payroll withholding in connection with any payments that are compensatory in nature for U.S. federal income tax purposes, (ii) in respect of backup withholding under Section 3406 of the Code or (iii) attributable to the Company’s failure to deliver the certification and notice required under Section 7.05), Acquiror shall use commercially reasonable efforts to provide or cause to be provided at least seven (7) days prior notice of such deduction or withholding to the applicable Pre-Closing Holder, and all parties shall reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority consistent with the terms of this Section 3.07, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Section 3.08 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section

262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL such shares of Company Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive shares of Acquiror Class A Common Stock in accordance with Section 3.02(a) without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 3.09 Certain Acknowledgments. The Company acknowledges and agrees that the Merger Consideration is being allocated among the Pre-Closing Holders pursuant to the Allocation Schedule to be delivered to Acquiror in connection with the Company Closing Statement pursuant to Section 4.02(b) and such allocation (i) will be in accordance with the Governing Documents of the Company and this Agreement; (ii) will set forth (A) the number and class of Equity Securities owned by each Pre-Closing Holder and (B) the portion of the Merger Consideration allocated to each Pre-Closing Holder in accordance with this Agreement; and (iii) notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate consideration payable in connection with the Transactions in respect of all outstanding shares of Company Stock, Company Options exceed a number of shares of Acquiror Common Stock (including the Net Acquiror Option Shares) equal to the Closing Share Consideration. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Merger Consideration on the Closing Date in accordance with Section 3.03(a) and completion of the transactions contemplated with respect to Company Options in Section 3.06, the Company acknowledges and agrees that Acquiror and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of the Closing Share Consideration, and none of them shall have (I) any further obligations to any Pre-Closing Holder with respect to the payment of any consideration under this Agreement (including with respect to the payment of the Merger Consideration), (II) any further obligations to any holder of Company Options with respect to the payment of any consideration under this Agreement (including with respect to the payment of the Net Acquiror Option Shares) or (III) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases Acquiror and its Affiliates (including, on and after the Closing, the Surviving Entity and its Affiliates) from all claims arising from or related to the allocation of the Merger Consideration among each Pre-Closing Holder.

ARTICLE IV

CLOSING TRANSACTIONS

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02 Closing Statements.

(a) Acquiror Closing Statement. On the date that is five (5) Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a written statement (the “Acquiror Closing Statement”) setting forth its good faith estimate and calculation of: (A) the Available Closing Acquiror Cash, including each of the components thereof; (B) the aggregate number of shares of Acquiror Common Stock to be redeemed in the Acquiror Stockholder Redemption; and (C) the aggregate number of shares of Acquiror Common Stock to be issued pursuant to the Subscription Agreements and the SPNV Forward Purchase Agreement, in each case, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the Closing Date, (1) Acquiror shall promptly provide to the Company any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (2) the Company shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such comments made by the Company, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (i) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by the Company or its Representatives in connection with such review; provided that, the Company shall not, and shall cause its Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access.

(b) Company Closing Statement. On the date that is five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (the “Company Closing Statement”) setting forth (i) its good faith calculation of all fees, costs and expenses of the Company incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction

Agreements and conditions contained herein to be performed or complied with by the Company at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company (the amounts in this clause (i) being the “Company Expenses”), and (ii) an allocation schedule setting forth, after giving effect to the Pre-Closing Restructuring, (A) the number and class of Equity Securities of the Company held by each Pre-Closing Holder, (B) the portion of the Merger Consideration allocated to each Pre-Closing Holder and (C) on a holder-by-holder and award-by-award basis, each Acquiror Option that will be outstanding as of the Closing, and, with respect to such Acquiror Option, the number of shares of Acquiror Class A Common Stock issuable upon exercise of such Acquiror Option and the exercise price of such Acquiror Option (the “Allocation Schedule”), in each case, including a detailed itemization of the components thereof, and determined pursuant to the definitions contained in this Agreement. Following Acquiror’s receipt of the Company Closing Statement and through the Closing Date, Acquiror shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by Acquiror, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculation of the items set forth on the Company Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Company Closing Statement, with such Company Closing Statement and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). The Company shall, and shall cause its Representatives to, (1) reasonably cooperate with Acquiror and its Representatives to the extent related to Acquiror’s review of the Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (2) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and reasonably requested by Acquiror or its Representatives in connection with such review; provided that, Acquiror shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror Parties by the Company concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation or warranty in this Article V and (b) such other representations and warranties in this Article V where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on its face), the Company represents and warrants to Acquiror, First Merger and Second Merger Sub as follows:

Section 5.01 Corporate Organization of the Company. The Company is duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware, except as would not be material to the Company. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Subsidiaries. The Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, in each case, as of the date of this Agreement are set forth on Section 5.02 of the Company Disclosure Letter. The Subsidiaries are duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. The copies of the Governing Documents of the Subsidiaries previously made available to Acquiror are true, correct and complete and are in effect as of the date hereof. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to perform all obligations to be performed by it hereunder and thereunder and, subject only to obtaining the Company Stockholder Approval by the Requisite Company Stockholders, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Company and other than execution and delivery of the Company Stockholder Approval by the Requisite Company Stockholders, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and general principles of equity, whether such principles are considered in a proceeding in equity or at Law (collectively, the “Enforceability Exceptions”). At a meeting duly called and held, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this

Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the stockholders of the Company. The Company Stockholder Approval is the only vote or consent of holders of any class of Equity Securities of the Company or any of its Subsidiaries that is required to adopt this Agreement and approve the Transactions.

Section 5.04 No Conflict. The execution, delivery and performance of this Agreement and each other Transaction Agreement to which the Company is or will be a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of the Company or any of its Subsidiaries, (b) subject to the receipt of the consents, approvals, authorizations and other requirements contemplated by Sections 5.05 and 6.05, violate any provision of, or result in the breach of or default by the Company under, any applicable Law, (c) except as set forth on Section 5.04(c) of the Company Disclosure Letter, require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, (d) result in the creation of any Lien (except for Permitted Liens) upon any of the material properties, rights or assets of the Company or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) subject to the receipt of the consents, approvals, authorizations and other requirements contemplated by Section 5.05, result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents4.1 . No action or non-action by, notice to, consent, approval, waiver, permit or authorization of, expiration of any waiting period under applicable Law promulgated by, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and consummation of the Transactions, except for (i) applicable requirements of the HSR Act and United States federal or state Securities Law, (ii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iv) as otherwise disclosed on Section 5.05 of the Company Disclosure Letter.

Section 5.06 Current Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 34,077,034 shares of Company Common Stock, of which 7,845,959 shares are outstanding, (ii) 1,447,693 shares of Series A-1 Preferred Stock, of which 1,447,693 shares are outstanding, (iii) 1,104,818 shares of Series A-2 Preferred Stock, of which 1,104,818 shares are outstanding, (iv) 2,789,225 shares of Series A Preferred Stock, of which 2,775,484 shares are outstanding, (v) 7,751,457 shares of Series B Preferred Stock, of which 7,751,457 shares are outstanding, and (vi) 7,529,210 shares of Series C Preferred Stock, of which 5,308,093 shares are outstanding. The outstanding shares of capital stock contemplated by the immediately preceding sentence (A) constitute, as of the date hereof, all of the outstanding shares of capital stock of the Company and (B) when combined with Interim Period issuances of shares of Company Common Stock pursuant to Company Options, will constitute, as of the Closing, all of the outstanding shares of capital stock of the Company. All of the outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b) As of the date of this Agreement, 3,705,610 shares of Company Common Stock are issuable pursuant to outstanding Company Options granted prior to the date of this Agreement. Section 5.06(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of March 17, 2021, (i) all of the holders of capital stock (including the number of shares owned by such person), warrants (including the number of shares of Company Common Stock underlying such warrants and the exercise price thereof) and equity awards of the Company and (ii) all of the holders of outstanding Company equity awards (including Company Options), including, on an award-by-award basis, the type of award, the name of the holder, the number of shares of Company Common Stock underlying the award, including the cumulative number of shares underlying vested awards, the vesting schedule, where applicable, and the exercise price, where applicable. Other than as set forth in this Section 5.06 or on Section 5.06 of the Company Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Stock, or other equity interests in the Company, or any other Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iii) (A) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and (B) no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Company’s equity interests to which the Company is a party or by which the Company is bound and (v) no shares of common stock, preferred stock or other equity interests of the Company issued and outstanding.

Section 5.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 5.07(a) of the Company Disclosure Letter, all of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b) Except as set forth on Section 5.07(b) of the Company Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (ii) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (y) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

Section 5.08 Financial Statements.

(a) Set forth on Section 5.08(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019, and the related audited consolidated statements of operations, cash flows and changes in stockholders’ equity for the year then ended, together with the auditor’s report thereon (the “2019 AICPA Audited Financial Statements”), and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 (such December 31, 2020 balance sheets, the “Most Recent Balance Sheet”), and the related unaudited consolidated statements of operations for, in each case, the three months then ended and, in the case of December 31, 2020, the year then ended (the “2020 Unaudited Financial Statements” and, together with the 2019 AICPA Audited Financial Statements, the “Non-PCAOB Financial Statements”).

(b) The Non-PCAOB Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Company and its Subsidiaries and have been prepared in accordance with GAAP and (ii) present fairly, in all material respects, the consolidated financial position and results of operations (and, in the case of the 2019 AICPA Audited Financial Statements, the cash flows and changes in stockholders’ equity) of the Company and its Subsidiaries as of the dates and for the periods indicated therein in conformity with GAAP consistently applied throughout the periods covered thereby subject, in the case of the 2020 Unaudited Financial Statements, to (A) normal year-end adjustments that will not, individually or in the aggregate, be material and (B) the absence of disclosures normally made in footnotes.

(c) The Company will deliver to Acquiror pursuant to Section 7.08 true and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon, which will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for financial statements required to be included in the Registration Statement (collectively, the “PCAOB Audited Financial Statements”).

(d) The PCAOB Audited Financial Statements (i) will be prepared from, and will reflect in all material respects, the books and records of the Company and its Subsidiaries, (ii) will present fairly, in all material respects, the consolidated financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the dates and for the periods indicated therein in conformity with GAAP consistently applied throughout the periods covered thereby and (iii) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC in accordance with Section 9.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for financial statements required to be included in the Registration Statement, in effect as of the respective dates thereof.

(e) The Company and its Subsidiaries have established and maintain systems of internal controls over financial reporting sufficient to (i) provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and (ii) permit the preparation of financial statements for external purposes in accordance with GAAP. The books and records of the Company and its Subsidiaries have been kept and maintained in accordance with applicable Laws, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Since January 1, 2020 and through the date hereof, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, manager, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in unlawful accounting or auditing practices. Since January 1, 2020 and through the date hereof, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, or the board of directors of the Company or any committee thereof.

Section 5.09 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for on the Most Recent Balance Sheet or disclosed in the notes thereto, (b) that have arisen since the Most Recent Balance Sheet Date in the ordinary course of business of the Company and its Subsidiaries that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, (d) disclosed on Section 5.09(d) of the Company Disclosure Letter or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Litigation and Proceedings. Except as set forth on Section 5.10 of the Company Disclosure Letter, as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened in writing Actions by or against the Company or any of its Subsidiaries or any of their respective properties, rights or assets which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 5.10 of the Company Disclosure Letter, as of the date of this Agreement, there is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any injunction binding upon the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11 Compliance with Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21) and compliance with Tax Laws (which are the subject of Section 5.15) and (ii) as set forth on Section 5.11 of the Company Disclosure Letter, the Company and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all applicable Laws and Governmental Orders. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2018 through the date hereof, (a) neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits, and (b) no charge, claim, assertion or Action of any violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries has been threatened in writing against the Company or any of its Subsidiaries. As of the date hereof, (A) no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect, and (B) no such investigations or reviews have been conducted by any Governmental Authority since December 31, 2018, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.

Section 5.12 Contracts; No Defaults.

(a) Except for the Leases and Company Benefit Plans set forth on Section 5.13(a) of the Company Disclosure Letter, Section 5.12(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the following Contracts to which, as of the date of this Agreement, the Company and/or any of its Subsidiaries is a party or is otherwise bound:

(i) Contracts with any Material Supplier;

(ii) each Contract that (A) requires aggregate future payments to the Company and its Subsidiaries in excess of $2,000,000 in any calendar year and is not terminable by the counterparty with more than one hundred and twenty (120) days’ notice, and (B) grants to any Person (other than the Company or its Subsidiaries) (1) any “most favored nation” provisions or other price guarantees for a period greater than one (1) year with respect to such payments described in clause (A), or (2) material non-competition, non-solicitation or no-hire provisions imposed on the Company or its Subsidiaries;

(iii) (x) Contracts entered into during the one (1) year period prior to the date hereof with respect to mergers, acquisitions or sales of any Person or material business unit thereof by the Company or any of its Subsidiaries other than such Contracts solely between the Company and its wholly owned Subsidiaries (each an “M&A Contract”), or (y) M&A Contracts (whether or not entered into during the one (1) year period prior to the date hereof) pursuant to which the Company or any of its Subsidiaries have any ongoing material obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;

(iv) Contracts establishing or relating to (x) partnerships or (y) joint ventures, in each case, that are material to the Company and its Subsidiaries, taken as a whole (excluding, in the case of clause (x), any wholly owned Subsidiaries of the Company);

(v) each Contract with Governmental Authorities requiring aggregate future payments by or to the Company and its Subsidiaries in excess of $2,000,000 in any calendar year;

(vi) Contracts for indebtedness for borrowed money or any guarantee thereof, including any mortgage, indenture, note, installment obligation or other instrument or agreement related thereto, except any such Contract (A) with an aggregate outstanding principal amount not exceeding $2,000,000 or (B) solely between or among the Company and its wholly owned Subsidiaries;

(vii) Contracts that relate to the settlement or final disposition of any Action pursuant to which the Company or any of its Subsidiaries has material ongoing obligations or liabilities;

(viii) each material Contract to which the Company or any of its Subsidiaries is a party whereby the Company or any of its Subsidiaries has granted any Person any license under or rights in or to use any material Owned Intellectual Property or whereby the Company or any of its Subsidiaries is granted a license to or rights in or to use any material Intellectual Property (excluding, solely for purposes of the second and third sentences of Section 5.12(b), (A) non-exclusive licenses granted by or to customers in the ordinary course of business, (B) licenses to open source software, (C) nondisclosure agreements, (D) invention assignment agreements with current and former employees, consultants, and independent contractors of the Company and its Subsidiaries, (E) employment agreements with any current or former employee, (F) licenses in respect of commercially available off-the-shelf software and (G) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including: (i) a sales or marketing Contract that includes an incidental license to use the trademarks of the Company for the purposes of advertising and selling the Company services during the term of and in accordance with such Contract; and (ii) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property);

(ix) each Affiliate Agreement, excluding those that are employee confidentiality and invention assignment agreements, equity or incentive equity documents, Governing Documents, employment agreements, Contracts set forth under Section 5.12(a)(x) or Section 5.13(a) of the Company Disclosure Letter and offer letters for at-will employment set forth on Section 5.13(a) of the Company Disclosure Letter (provided, that each such excluded Affiliate Agreement has been made available to Acquiror);

(x) employment, severance, consulting, and similar Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries providing for an annual base salary in excess of $300,000 (excluding Contracts for at-will employment that are terminable without any liability to the Company or any of its Subsidiaries);

(xi) each Contract that provides for the pending purchase, sale, assignment, ground leasing or disposition of or the right to purchase, sell, dispose of, assign or ground lease, in each case, by merger, purchase or sale of assets or stock or otherwise, directly or indirectly, any real property, or grants any options to purchase, rights of first offer or rights of first refusal, or similar right, other than (A) the purchase and sale of individual Owned Residential Properties to customers in the ordinary course of business and (B) leases of two years or less with respect to individual Owned Residential Properties to individual customers in the ordinary course of business; and

(xii) each employee collective bargaining agreement or similar Contract between the Company or any of the Company’s Subsidiaries, on the one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand.

(b) All of the foregoing Contracts set forth or required to be set forth on Section 5.12(a) of the Company Disclosure Letter, including all amendments and modifications thereto, are sometimes collectively referred to as “Material Contracts”. The Company has furnished or otherwise made available to Acquiror true, complete and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Each Material Contract is legal, valid, binding and in full force and effect (subject only to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparty thereto). None of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any notice or request, in each case, in writing, from or on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any breach or default under such Material Contract. Notwithstanding the foregoing and for the avoidance of doubt, any Contract for the purchase or sale of an Owned Residential Property and any other Contracts executed in connection with such transactions shall not be deemed to be a Material Contract under this Agreement and the provisions of this Section 5.12 shall not apply to such Contracts.

Section 5.13 Company Benefit Plans.

(a) Section 5.13(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any stock purchase, stock option, equity or equity-based or phantom equity compensation, severance, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, in each case, (a) which are contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries (the “Company Employees”) or (b) pursuant to which the Company or any of its Subsidiaries could have any liability, other than any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror copies of (i) each Company Benefit Plan and any current trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan; and (vi) all material communications received from or sent to the Internal Revenue Service or the Department of Labor or any other Governmental Authority (including a written description of any oral communication) within the last calendar year.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made. There is no material Action pending or, to the knowledge of the Company, threatened against any Company Benefit Plan or the assets of any Company Benefit Plan (other than routine undisputed claims for benefits).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, such arrangement has, at all times while subject to Section 409A of the Code, been operated in compliance (including documentary compliance) with, Section 409A of the Code and all applicable guidance thereunder. Each Company Option was granted with a per share exercise price equal to or greater than the per share fair market value of Company Common Stock on the date of grant.

(e) No Company Benefit Plan or other Contract to which the Company or any Subsidiary is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(f) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), no event has occurred and no condition exists that would subject the Company or its Subsidiaries to any tax, fine, lien, or penalty imposed by ERISA, the Code or other applicable Law.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(i) None of the Company, its Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or is required to contribute to, and at no point during the six year period prior to the date hereof sponsored, maintained or was required to contribute to, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code), (ii) a plan subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a defined benefit plan (as defined in Section 414 of the Code), whether or not subject to ERISA or (iv) a multiple employer plan, as defined in Section 413(c) of the Code or otherwise or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 or 4064 of ERISA. Neither the Company nor any of its Subsidiaries has, either directly or through an ERISA Affiliate, any liability pursuant to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code.

(j) Except as set forth on Section 5.13(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any compensatory rights of any Company Employee to payments or benefits or increases in any compensation or benefits (including any loan forgiveness) under any Company

Benefit Plan (or under any plan, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date of this Agreement), (ii) result in severance pay or any increase in severance pay upon any termination of employment, or (iii) require any contributions or payments to fund any obligations under any Company Benefit Plan, or cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any Company Benefit Plan.

(k) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any Company Employee who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of or in connection with the consummation of the Transactions.

Section 5.14 Labor Matters.

(a) Prior to the date of this Agreement, the Company has provided the Acquiror with a complete and accurate list of each employee of the Company and its Subsidiaries as of a date no more than five (5) Business Days prior to the date of this Agreement, together with (i) each such employee’s respective base salary or wage rate, (ii) current annual bonus opportunity, (iii) current title and work location, and (iv) status as exempt or non-exempt from overtime requirements.

(b) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization. None of the Company Employees are represented by any labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, (i) there are no activities or proceedings of any labor organization to organize any of the Company Employees, and (ii) there is no, and since December 31, 2018 has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries, in each case, pending or threatened.

(c) Except as set forth in Section 5.14(c) of the Company Disclosure Letter, since December 31, 2018, neither the Company nor any of its Subsidiaries has implemented any plant closings or employee layoffs that would trigger notice obligations under the WARN Act.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries are in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, sexual harassment policies, employee leave issues, the proper classification of employees and independent contractors, the proper payment of overtime and minimum wage, classification of employees as exempt and non-exempt, and unemployment insurance, and (ii) the Company and its Subsidiaries have not since December 31, 2018 committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid in all cases since December 31, 2018.

(f) As of the date hereof, the Company has not received written notice that any Key Executive presently intends to terminate his or her employment with the Company and its Subsidiaries.

(g) In the past three years, neither the Company nor any of its Subsidiaries has been party to a material settlement agreement with a current or former officer, employee or independent contractor resolving allegations of sexual harassment by any Company Employee.

Section 5.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the Most Recent Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c) Each of the Company and its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. No written claim has been made, since December 31, 2017, by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes by, or is required to file a Tax Return in respect of material Taxes in, that jurisdiction that would be the subject of such Tax Return, in each case, that has not since been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) Within the past two years, neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Neither the Company nor any of its Subsidiaries (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind the Company or its Subsidiaries after the Closing or (iii) has, or has ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g) There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing or (iii) prepaid amount received prior to the Closing, other than in respect of such amounts reflected in the Most Recent Balance Sheet or received in the ordinary course of business since the Most Recent Balance Sheet Date.

(k) The Company has not taken any action or agreed to take any action, and is not aware of any fact or circumstance, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

Section 5.16 Insurance. Section 5.16 of the Company Disclosure Letter sets forth a list of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof (collectively, the “Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such Policies and (c) except as set forth on Section 5.16 of the Company Disclosure Letter, there is no material claim by the Company or any of its Subsidiaries under any Policy. The Company and its Subsidiaries have reported to their respective insurers all material claims and circumstances known by Company and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any Policy.

Section 5.17 Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) as of the date of this Agreement, each of the Company and its Subsidiaries has all licenses, approvals, consents, registrations, franchises and permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21), the “Permits”) and all Permits are in full force and effect and (b) none of the Company or its Subsidiaries are (i) in default or violation of such Permits or (ii) is the subject of any pending action by a Governmental Authority seeking the revocation, suspension or impairment of any Permit.

Section 5.18 Personal Property and Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, the Company and/or its Subsidiaries owns and has good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 5.19 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property other than the Owned Residential Properties and the Owned Residential Properties and the Leased Real Property constitutes all interests of the Company and any Subsidiary in and to any real property.

(b) Section 5.19(b) of the Company Disclosure Letter sets forth the address of each interest in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”) and each Contract pursuant to which the Company or any of its Subsidiaries lease such property, except for any Contract for which the aggregate rental payments in the most recent annual period did not exceed $500,000 and except for any Contracts which arrange for a temporary occupancy arrangement in connection with an Owned Residential Property (such Contracts, the “Leases”). The Company has made available to Acquirer true, correct and complete copies of the Leases. Each Lease sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) none of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Lease, and (B) to the knowledge of the Company, there is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or any other party thereto, so as to give rise to any acceleration of any obligation or loss of rights or any right of termination of a Lease.

(c) The Company and its Subsidiaries have good and marketable fee simple title to the Owned Residential Properties as reflected in the Most Recent Balance Sheet (except for such Owned Residential Properties sold since the Most Recent Balance Sheet Date in the ordinary course of business). All of the Owned Residential Properties, in each case, are free and clear of all Liens (except for Permitted Liens). Except as would not be material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, each Owned Residential Property is a single parcel of real property with a detached single-family residence erected thereon, or a two-to-four family dwelling, or an individual condominium unit in a low-rise or high-rise condominium project, or an individual townhome, or an individual unit in a planned unit development or a de minimis planned unit development located in the District of Columbia or in a state of the United States of America. Neither the Company nor any of its Subsidiaries have received any written notice of any: (i) material violations of building codes and/or zoning ordinances affecting the Owned Residential Properties; or (ii) existing, pending or threatened in writing condemnation eminent domain or administrative actions affecting the Owned Residential Properties, which, in each case, would reasonably be expected to materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries have received written notice of any material default under any restrictive covenants affecting any of the Owned Residential Properties, except for such defaults as would not be expected to materially or adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole. Except for Permitted Liens, there are no leases, subleases, licenses or other similar occupancy agreements pursuant to which the Company or any of its Subsidiaries have granted to any party or parties the right of use or occupancy of any portion of the Owned Residential Properties except for any rights granted to customers in the ordinary course of business to temporarily occupy an Owned Residential Property and there is no Person (other than the Company or its Subsidiaries) in possession of such Owned Residential Properties except for any customer that is granted the right to temporarily occupy an Owned Residential Property in the ordinary course of business.

(d) To the knowledge of the Company, neither the Leases with respect to the Leased Real Property nor the Company’s and its Subsidiaries’ use of the Leased Real Property or Owned Residential Properties is in violation in any material respect of any applicable Law.

Section 5.20 Intellectual Property and IT Security.

(a) Section 5.20(a) of the Company Disclosure Letter lists all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each item of Registered Intellectual Property is subsisting and unexpired, and, to the knowledge of the Company, valid and enforceable and has not been abandoned, canceled or otherwise terminated except in the ordinary course of business and (ii) all necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Registered Intellectual Property in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, the Company or one of its Subsidiaries (A) solely and exclusively owns all Owned Intellectual Property free and clear of any Liens other than Permitted Liens and (B) has the right to use all other Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement).

(b) (i) The conduct and operation of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights other than Patents of any Person or, to the knowledge of the Company, any Patents of any Person, and have not infringed upon, misappropriated or otherwise violated any Intellectual Property rights other than Patents of any Person or, to the knowledge of the Company, any Patents of any Person, in each case at any time after December 31, 2019, (ii) to the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property, (iii) the Company and its Subsidiaries have not received from any Person at any time after December 31, 2019 (or earlier, for matters that are or become unresolved) any written notice that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and (iv) the Company and its Subsidiaries have not since December 31, 2019 received any written notice, and no Action is currently pending, that challenges the validity or enforceability of any material Owned Intellectual Property or the Company’s or its Subsidiaries’ right to use or otherwise exploit any Owned Intellectual Property.

(c) The Company and its Subsidiaries have taken commercially reasonable efforts to protect the confidentiality of any material confidential or proprietary information pertaining to the Company or its Subsidiaries or their business from unauthorized disclosure and use and, to the knowledge of the Company there has been no unauthorized access to or disclosure of such material confidential or proprietary information. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have required employees, consultants, contractors, agents and other Persons who have contributed to or participated in the conception or development of any material Owned Intellectual Property on behalf of the Company or any of its Subsidiaries, as part of such Person’s employment, consultancy or engagement to assign in writing all such material Owned Intellectual Property to the Company or a Subsidiary to the extent that such material Owned Intellectual Property was not assigned to the Company or one of its Subsidiaries by operation of applicable Law.

(d) No material Software that is owned by the Company or any of its Subsidiaries (the “Company Software”) incorporates, has been incorporated into or combined with any open source software in a manner which requires that such Company Software be licensed under any license that (A) requires the distribution of source code in connection with the distribution of such Company Software in object code form; (B) limits the Company’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (C) allows a customer, or requires that a customer have the right, to decompile, disassemble or otherwise reverse engineer the Company Software. All use and distribution of Company Software by or through the Company or any of its Subsidiaries is in full compliance with all licenses applicable thereto, including all copyright notice and attribution requirements except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary has disclosed, licensed, made available or delivered to any escrow agent or any Person other than (i) third party service providers for the purpose of performing services for the Company or a Subsidiary or (ii) employees, consultants, agents and contractors of the Company and its Subsidiaries, any of the source code for any material Company Software, and no event has occurred that legally required the Company or a Subsidiary to do any of the foregoing. Neither this Agreement, nor any other Transaction Agreement to which the Company or a Subsidiary is a party, nor the consummation of the Transactions will result in the disclosure to a third Person of any source code included in the material Company Software other than to Acquiror or its Representatives in connection with their due diligence of the Company and its Subsidiaries as part of the Transactions.

(e) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain the security of their IT Systems and Company Software (and all data stored therein or transmitted thereby).

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries owns or has a valid right to access and use all IT Systems necessary for the conduct of their respective businesses as currently conducted. The material IT Systems operate in all material respects in accordance with their documentation and functional specifications. Neither the IT Systems nor any Company Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the IT Systems nor any Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” or any other code designed or intended to have any of the following functions: (X) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (Y) damaging or destroying any data or file without the user’s consent except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) The Company and its Subsidiaries and, to the knowledge of the Company, any Person acting for or on their behalf has, since December 31, 2019, materially complied with (i) all applicable Privacy Laws, (ii) the Company’s published policies and notices regarding Personal Information, and (iii) the Company’s contractual obligations with respect to Personal Information, in each case of clauses (i)-(iii) above other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have implemented and maintained one or more privacy policies consistent in all material respects with generally accepted practices in the industry in which the Company and its Subsidiaries operate regarding the handling and security of Personal Information in connection with the operation of its business (the “Privacy Policies”) and (i) the Company’s and its Subsidiaries’ privacy practices are and have been in material compliance with all such Privacy Policies, and (ii) the Company’s and its Subsidiaries’ information security practices are and have been in material compliance with any information security statements in its Privacy Policies at all times such Privacy Policies have been in effect, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have implemented and maintained reasonable technical and organizational safeguards, consistent in all material respects with generally accepted practices in the industry in which the Company and its Subsidiaries operate, to protect Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and have taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company and its Subsidiaries has implemented and maintained the same, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, any third party who has provided Personal Information to the Company and its Subsidiaries has done so in compliance in all material respects with applicable Privacy Laws other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or collected, used or processed by or on behalf of the Company and its Subsidiaries. No Person (including any Governmental Authority) has made any written claim or commenced any written Action, and to the knowledge of the Company, no claim or Action is threatened (i) alleging a violation of any Person’s privacy or confidentiality rights under any Privacy Policy, the Company’s or its Subsidiaries’ contractual obligations with respect to Personal Information or a Privacy Law or (ii) with respect to the security, use, transfer or disclosure of Personal Information specifically, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse effect.

Section 5.21 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) the Company and its Subsidiaries are and, except for matters which have been fully resolved, since December 31, 2018 have been, in compliance with all Environmental Laws;

(b) the Company and its Subsidiaries hold all Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate and maintain their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted;

(c) there are no Actions pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company is there any reasonable basis for such claims; and

(d) there is no Governmental Order relating to any Environmental Law or Hazardous Materials that is unresolved (or, if resolved, has any outstanding obligations) imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their properties, rights or assets.

Section 5.22 Absence of Changes. Since the Most Recent Balance Sheet Date, no Material Adverse Effect has occurred and is continuing. Since the Most Recent Balance Sheet Date and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business.

Section 5.23 Brokers’ Fees. Except as set forth on Section 5.23 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is or will become entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates.

Section 5.24 Business Relationships.

(a) Section 5.24(a) of the Company Disclosure Letter sets forth a true and correct list of the ten (10) largest vendors, suppliers and service providers to the Company and its Subsidiaries (measured by aggregate spend during the fiscal year ended December 31, 2020) (collectively, the “Material Suppliers”).

(b) The Company has not received any notice or threat in writing from any Material Supplier since January 1, 2020 of any intention to terminate or not renew its business dealings with the Company or its Subsidiaries, or to materially decrease purchasing or selling (as the case may be) services or products to the Company and its Subsidiaries, or to adversely modify its business dealings with the Company and its Subsidiaries in a way that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.25 Related Party Transactions. (a) Except for the Contracts set forth on Section 5.25 of the Company Disclosure Letter, there are no Contracts (excluding Contracts related to (i) employee compensation and other ordinary incidents of employment (including participation in Company Benefit Plans) set forth on Section 5.13(a) of the Company Disclosure Letter and (ii) equity ownership made available to Acquiror) between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, and (b) none of the Related Parties owns any asset or property (intellectual, real or personal) used in and material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.26 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company’s Subsidiaries in writing specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) the Proxy Statement will, at the time it is first mailed to the Acquiror Stockholders, at the time it is supplemented or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary herein, the Company makes no representation or warranty (including under this Section 5.26 or otherwise) with respect to statements made or incorporated by reference in the Proxy Statement/Registration Statement to the extent such statements are based on information supplied by or on behalf of any Acquiror Party in writing specifically for inclusion or incorporation by reference therein.

Section 5.27 Regulatory Compliance.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of any of the Company or any of its Subsidiaries, is or has been, since December 31, 2018, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of the Company or any of its Subsidiaries has, since December 31, 2018, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.

(c) Since December 31, 2018 and through the date hereof, there have been no Actions, filings, Governmental Orders, inquiries or governmental investigations pending or, to the knowledge of the Company, threatened in writing alleging any such violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by the Company, any of its Subsidiaries or any of their Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of the Company or any of its Subsidiaries.

Section 5.28 No “Interested Stockholder”. None of the Company or, to the knowledge of the Company, the Company’s stockholders or any of its or their respective “affiliates” or “associates” (each, as defined in Section 203 of the DGCL) is as of the date of this Agreement, or has been at any time during the three year period prior to the date hereof, an “interested stockholder” (as defined in Section 203 of the DGCL) of Acquiror (the representation and warranty in this Section 5.28, the “Interested Stockholder Rep”).

Section 5.29 No Additional Representations or Warranties. Except as provided in this Article V or in any certificate delivered hereunder, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives, has made, or is making, any representation or warranty whatsoever to Acquiror Parties or their Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Acquiror Parties or their Affiliates except to the extent such information is set forth in a representation or warranty contained in this Article V or in any certificate delivered hereunder (and then only to the extent provided in Section 11.02).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the disclosure letter delivered by Acquiror Parties to the Company concurrently with the execution of this Agreement (the “Acquiror Disclosure Letter”) (each section of which qualifies (i) the correspondingly numbered representation or warranty in this Article VI and (ii) such other representations and warranties in this Article VI where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, in each case, other than any specific factual information contained therein), each Acquiror Party represents and warrants to the Company as follows:

Section 6.01 Corporate Organization. Each of Acquiror and First Merger Sub (i) is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and (ii) has the requisite corporate power and authority to own, lease or operate it assets and properties and to conduct its business as it is now being conducted. Second Merger Sub (i) is duly formed and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and (ii) has the requisite limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 6.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, assuming the accuracy of the Interested Stockholder Rep, and subject only to obtaining the Acquiror Stockholder Approval and the Merger Sub Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval and the Merger Sub Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. Promptly following the execution and delivery of this Agreement, the Acquiror will execute and deliver written consents duly adopting this Agreement in its capacity as the sole stockholder of First Merger Sub and sole member of Second Merger Sub (collectively, the “Merger Sub Stockholder Approval”), following which Acquiror will have provided all approvals on behalf of equityholders of First Merger Sub and Second Merger Sub required for the Transactions. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party is or will be a party has been or will be, duly and validly executed and delivered by such Acquiror Party and, assuming due and valid authorization, execution and delivery by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party is or will be a party constitutes or will constitute, a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject only to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as may be adjourned or postposed from time to time in accordance with this Agreement, the only votes of the holders of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, the consummation by Acquiror of the Transactions, including the Closing, and the approval of the Acquiror Stockholder Matters are as set forth on Section 6.02(b) of the Acquiror Disclosure Letter (such votes, collectively, the “Acquiror Stockholder Approval”).

(c) At a meeting duly called and held, the board of directors of Acquiror has unanimously (i) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (ii) determined that it is in the best interests of Acquiror and the Acquiror Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers, (iii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iv) made the Acquiror Board Recommendation.

Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is or will be a party by such Acquiror Party and the consummation of the transactions contemplated hereby or by any other Transaction Agreement do not and will not (a) assuming the accuracy of the Interested Stockholder Rep, and subject to the receipt of the Acquiror Stockholder Approval and the Merger Sub Stockholder Approval, conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) assuming the accuracy of the Interested Stockholder Rep, and subject to the receipt of the Acquiror Stockholder Approval and the Merger Sub Stockholder Approval and the consents, approvals, authorizations and other requirements contemplated by Sections 5.05 and 6.05, conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror is a party or by which any of their respective assets or properties is bound, or (d) result in the creation of any Lien (except for Permitted Liens) upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 6.04 Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of Acquiror, threatened in writing Actions by or against any Acquiror Party or any of their respective properties, rights or assets which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. As of the date hereof, there is no Governmental Order imposed upon or, to the knowledge of Acquiror, threatened in writing against any Acquiror Party or any of their respective properties, rights or assets which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 6.05 Governmental Authorities; Consents. No action or non-action by, notice to, consent, approval, waiver, permit or authorization of, expiration of any waiting period under applicable Law promulgated by, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror Party with respect to such Acquiror Party’s execution, delivery and performance of this Agreement and consummation of the Transactions, except for (i) applicable requirements of the HSR Act and United States federal or state Securities Laws, (ii) the filing of the First Certificate of Merger and the Acquiror Charter in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect and (iv) as otherwise disclosed on Section 6.05 of the Acquiror Disclosure Letter.

Section 6.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $402,500,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, effective as of October 20, 2020, by and between Acquiror and the Trustee on file with the SEC Reports as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated October 20, 2020 (the “Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since October 20, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents will terminate, and, as of the First Effective Time, Acquiror will have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

(d) As of the date hereof and except for the Transaction Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), no Acquiror Party is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the Closing in excess of $1,000,000 in the aggregate with respect to any individual Contract.

Section 6.07 Brokers’ Fees. Except as set forth on Section 6.07 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is or will become entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of Acquiror or any of its Affiliates, including the Sponsor. Upon the payment of the fees set forth on Section 6.07 of the Acquiror Disclosure Letter, no Person shall have the right to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment for any other transaction involving Acquiror following the Closing, in each case based on arrangements made by or on behalf of Acquiror or any of its Affiliates, including the Sponsor, prior to the Closing.

Section 6.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed in a timely manner all SEC Reports required to be filed by it with the SEC since October 20, 2020. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintains a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) To the knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) As of the date hereof, neither Acquiror (including any employee thereof) nor, to Acquiror’s knowledge, Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination and the filing of SEC Reports. Except as set forth in the Acquiror Organizational Documents or as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, as of the date hereof, there is no agreement, commitment or Governmental Order binding upon any Acquiror Party or to which any Acquiror Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing (i) any business practice of any Acquiror Party, (ii) any acquisition of property by any Acquiror Party or (iii) the conduct of business by any Acquiror Party. First Merger Sub and Second Merger Sub were formed solely for the purpose of engaging in the Transactions, have not conducted any business prior to the date hereof and will not conduct any business prior to the Closing except for matters incidental to engaging in the Transactions, and have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is or will be a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

(b) Except for Acquiror’s ownership of First Merger Sub and Second Merger Sub and the transactions contemplated by this Agreement, no Acquiror Party owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) or as set forth on Section 6.09(c) of the Acquiror Disclosure Letter, no Acquiror Party is, and at no time has been, party to any Contract with any other Person that (i) would require payments by any

Acquiror Party in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) and Contracts set forth on Section 6.09(c) of the Acquiror Disclosure Letter) or (ii) grants to any Person any non-competition, non-solicitation, no-hire or similar restrictive covenant provisions imposed on any Acquiror Party.

(d) There is no liability, debt or obligation of or claim or judgment against the Acquiror or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarter ended September 30, 2020 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarter ended September 30, 2020 in the ordinary course of the operation of business of Acquiror and its Subsidiaries and that are not, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole, (iii) disclosed in the Acquiror Disclosure Letter or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(e) Since October 20, 2020, no Acquiror Material Adverse Effect has occurred and is continuing.

Section 6.10 Tax Matters.

(a) All material Tax Returns required by Law to be filed by any Acquiror Party have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by any Acquiror Party have been paid, and since the date of Acquiror’s consolidated balance sheet for the quarter ended September 30, 2020, no Acquiror Party has incurred any material Tax liability outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c) Each Acquiror Party has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) No Acquiror Party is engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes. No Acquiror Party has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. No written claim has been made, since December

31, 2017, by any Governmental Authority in a jurisdiction where an Acquiror Party does not file a Tax Return that such Acquiror Party is or may be subject to material Taxes by, or is required to file a Tax Return in respect of material Taxes in, that jurisdiction that would be the subject of such Tax Return, in each case, that has not since been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of an Acquiror Party and no written request for any such waiver or extension is currently pending.

(e) Within the past two years, neither Acquiror nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) No Acquiror Party (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind any Acquiror Party after the Closing or (iii) has, or has ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g) There are no Liens with respect to material Taxes on any of the assets of any Acquiror Party, other than Permitted Liens.

(h) No Acquiror Party has any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts with persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates that do not primarily relate to Taxes).

(i) No Acquiror Party is a party to, is bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts with persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates not primarily relating to Taxes).

(j) No Acquiror Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing or (iii) prepaid amount received prior to the Closing.

(k) No Acquiror Party has taken any action or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(l) All of the limited liability company interests in Second Merger Sub are owned by Acquiror, and Second Merger Sub is, and has been since formation, disregarded as an entity (within the meaning of Treasury Regulations Section 301.7701-3) separate from Acquiror for U.S. federal income tax purposes.

Section 6.11 Capitalization.

(a) The authorized capital stock of Acquiror consists of 121,000,000 shares of capital stock, including (i) 100,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of Acquiror Preferred Stock, of which (A) 40,250,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 10,062,500 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Acquiror Capital Stock held by the Sponsor.

(b) As of the date of this Agreement, 20,116,666.7 Acquiror Warrants are issued and outstanding. Subject to the terms of conditions of the Warrant Agreement, each whole Acquiror Warrant will be exercisable after giving effect to the Mergers for one share of Acquiror Common Stock at an exercise price of $11.50 per share. The Acquiror Warrants are not exercisable until the later of (x) October 23, 2021 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to the Enforceability Exceptions; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(c) Except for this Agreement, the Acquiror Warrants, the Subscription Agreements and the SPNV Forward Purchase Agreement, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Capital Stock or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Acquiror Organizational Documents or in the Sponsor Support Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Capital Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any Person other than First Merger Sub or Second Merger Sub or have any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 6.12 NYSE Listing. The issued and outstanding units of the Acquiror, each such unit comprised of one share of Acquiror Common Stock and one-third of one Acquiror Warrant (an “Acquiror Unit”), are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SPNV.U”. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SPNV”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SPNV WS”. Acquiror is in compliance in all material respects with the rules of the NYSE and, as of the date hereof, there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or Acquiror Warrants or terminate the listing of Acquiror Common Stock or Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. As of the date hereof, Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Common Stock or Acquiror Warrants from the NYSE or the SEC.

Section 6.13 PIPE Investment; SPNV Forward Purchase.

(a) Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions for an aggregate gross purchase price of $200,000,000 (the “PIPE

Investment Amount”). As of the date hereof, to the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. As of the date hereof, each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by Acquiror or, to Acquiror’s knowledge, any other party thereto nor the performance by Acquiror or, to Acquiror’s knowledge, any other party thereto of its obligations under any such Subscription Agreement violates or will violate any Laws. The Subscription Agreements provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreements against the PIPE Investors. As of the date hereof, there are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor that could reasonably be expected to affect the obligation of such PIPE Investor to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investor, and, as of the date hereof, to Acquiror’s knowledge there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition to closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein, subject to the Enforceability Exceptions.

(b) As of the date hereof, no fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Surviving Entity and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

(c) Acquiror has delivered to the Company true, correct and complete copies of the SPNV Forward Purchase Agreement, including all amendments thereto, entered into by Acquiror with the Sponsor, pursuant to which the Sponsor has committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of up to $50,000,000 (the “Forward Purchase Amount”). As of the date hereof, to the knowledge of Acquiror, with respect to the Sponsor, the SPNV Forward Purchase Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The SPNV Forward Purchase Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Sponsor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under the SPNV Forward Purchase Agreement violates or will violate any applicable Laws. The SPNV

Forward Purchase Agreement provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreements against the Sponsor. There are no other agreements, side letters, or arrangements between Acquiror and the Sponsor that could affect the obligation of the Sponsor to contribute to Acquiror the applicable portion of the Forward Purchase Amount in accordance with the SPNV Forward Purchase Agreement, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any SPNV Forward Purchase Agreement not being satisfied, or the Forward Purchase Amount not being available to Acquiror, on the Closing Date. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the SPNV Forward Purchase Agreement. The SPNV Forward Purchase Agreement contains all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the Sponsor to contribute to Acquiror the applicable portion of the Forward Purchase Amount set forth in the SPNV Forward Purchase Agreement on the terms therein.

Section 6.14 Related Party Transactions. Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party, on the other hand.

Section 6.15 Investment Company Act. Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16 Information Supplied. None of the information supplied or to be supplied by or on behalf of any Acquiror Party in writing specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) the Proxy Statement will, at the time it is first mailed to the Acquiror Stockholders, at the time it is supplemented or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary herein, no Acquiror Party makes any representation or warranty (including under Section 6.08, this Section 6.16 or otherwise) with respect to statements made or incorporated by reference in the Proxy Statement/Registration Statement to the extent such statements are based on information supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference therein.

Section 6.17 No Representations as to Acquiror Charter or Acquiror Bylaws. Notwithstanding anything herein to the contrary, neither Acquiror nor First Merger Sub or Second Merger Sub makes any representation or warranty as to the substance or operation of the Acquiror Charter or the Acquiror Bylaws. In particular, the representations and warranties in Section 6.11 are being given without regard to any change in the capitalization of Acquiror that will result from the adoption of the Acquiror Charter.

Section 6.18 No Additional Representations or Warranties. Except as provided in this Article VI or in any certificate delivered hereunder, neither the Acquiror nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives, has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates except to the extent such information is set forth in a representation or warranty contained in this Article VI or in any certificate delivered hereunder (and then only to the extent provided in Section 11.02).

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.01 Conduct of Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as required by this Agreement, (ii) as required by applicable Law, (iii) as set forth on Section 7.01 of the Company Disclosure Letter, (iv) as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (v) for actions that are reasonably required to comply with COVID-19 Measures, operate its business only in the ordinary course of business. Without limiting the generality of the foregoing, except (A) as required by this Agreement, (B) as required by applicable Law, (C) as set forth on Section 7.01 of the Company Disclosure Letter or (D) as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change, waive or amend the Governing Documents of the Company;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiaries of the Company;

(c) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on, or enter into any Contract with respect to the voting of, any shares of capital stock or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of the Company, except, in any case, for the issuance of shares of capital stock of the Company in connection with the exercise of Company Options;

(d) sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets or properties of the Company and its Subsidiaries, taken as a whole, other than (i) the sale or lease of Owned Residential Properties to customers in the ordinary course of business, (ii) the sale of goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Company in its good faith reasonable business judgment to be obsolete or no longer material to the business of the Company and its Subsidiaries, taken as a whole, in each such case, in the ordinary course of business and (iii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e) settle any pending or threatened Action (A) if such settlement would require payment by the Company and/or its Subsidiaries in an amount greater than $1,000,000 or (B) to the extent such settlement is adverse to the Company and/or its Subsidiaries and involves an Action brought by a Governmental Authority or alleged criminal wrongdoing;

(f) except as required by applicable Law or the terms of any existing Company Benefit Plans as in effect on the date hereof and set forth on Section 5.13(a) of the Company Disclosure Letter, (i) materially increase the compensation or benefits of any Company Employee except for increases in salary or hourly wage rates made in the ordinary course of business to Company Employees with annual base salary less than $300,000 or for ordinary course annual salary increases (and corresponding bonus opportunity increases) for 2021 for all employees that do not exceed, in the aggregate, 4% of the aggregate salary paid by the Company and its Subsidiaries in calendar year 2020, (ii) make any grant or promise of any severance, retention, incentive, bonus or termination payment to any Person, except (A) severance or termination payments in connection with the termination of any employee with an annual base salary less than $300,000 in the ordinary course of business or (B) bonus payments that do not exceed $100,000 for any individual, (iii) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination (other than for “cause” or due to death or disability) of existing officers, (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with an annual base salary of less than $300,000 in the ordinary course of business that would not otherwise violate subsection (iii) or (v) except in the ordinary course of business and as would not otherwise violate subsections (i)-(iv), establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(g) split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries, except for (i) acquisitions of shares of capital stock of the Company in connection with the “net-settlement” exercise of Company Options, (ii) the acquisition by the Company or any of its Subsidiaries of any shares of restricted stock (other than pursuant to subsection (i)) of the Company or its Subsidiaries in connection with the forfeiture or cancellation thereof, and (iii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(h) make any change in its accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law or GAAP;

(i) adopt or enter into a plan of, or otherwise effect, a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(j) except in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any material Tax, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes), in each case, to the extent such action could reasonably be expected to have an adverse impact on Acquiror, the Company or any of its Subsidiaries;

(k) issue any debt securities, incur indebtedness for borrowed money in excess of the amount set forth on Item 3 of Section 7.01(k) of the Company Disclosure Letter, or otherwise incur any Indebtedness or assume, guarantee or endorse or otherwise become responsible for the obligations of any other Person for Indebtedness, except, in each case, (x) in the ordinary course of business consistent with past practice or (y) under the Inventory Financing Documents;

(l) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(m) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(n) enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable Law;

(o) enter into, modify in any material respect or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract of the type described in clauses (i), (iii), (iv) or (viii) of Section 5.12(a), other than in the ordinary course of business;

(p) (A) enter into or modify in any material respect any Affiliate Agreement or (B) make any payment, distribution, loan or other transfer of value to any Related Party, other than (I) payments to employees in the ordinary course of business and (II) payments pursuant to Affiliate Agreements set forth on Section 7.01(p) of the Company Disclosure Letter;

(q) fail to maintain, dedicate to the public, allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Owned Intellectual Property, excluding any failures, dedications, or allowances made by the Company or its Subsidiaries in the ordinary course of business, or for any Owned Intellectual Property that is not used or useful in the business of the Company and its Subsidiaries or is not in the Company’s reasonable business judgment, commercially practical to maintain;

(r) acquire, directly or indirectly, by merger, consolidation, acquisition of stock or assets or otherwise, any business, Person or assets from any other Person with a fair market value or purchase price in excess of $25,000,000 in any individual transaction or series of related transactions or $100,000,000 in the aggregate;

(s) make any loans, advances, guarantees or capital contributions to or investments in any Person, except in the ordinary course of business;

(t) make or authorize any payment of, or accrual or commitment for, capital expenditures in excess of $5,000,000 for any individual capital expenditure or series of related capital expenditures or $25,000,000 in the aggregate, except in the ordinary course of business;

(u) cancel, modify or waive any debts or claims held by or owed to the Company or any of its Subsidiaries having in each case a value in excess of $250,000 individually or $2,000,000 in the aggregate, except in the ordinary course of business; or

(v) enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Section 7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to (A) interactions prior to February 12, 2021 with prospective buyers of the Company or (B) the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, during the Interim Period the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their reasonable best efforts to furnish Acquiror and such Representatives with financial and operating data and other information concerning the business and affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Acquiror shall not be permitted to perform any environmental sampling or testing at any Leased Real Property or any Owned Residential Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; provided, further, however, that remote access may be provided by the Company and its Subsidiaries in lieu of physical access in response to COVID-19 to the extent reasonably necessary (1) to protect the health and safety of such officers and employees or (2) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 7.02, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03 HSR Act.

(a) In connection with the Transactions, the Company shall promptly, and in any event no later than ten Business Days after the date hereof, comply with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act to the extent available.

(b) The Company shall promptly furnish to Acquiror copies of any material notices or written communications received by the Company or any of its Subsidiaries from any Regulatory Consent Authority, and detail any substantive oral communications between the Company or any of its Subsidiaries and any Regulatory Consent Authority, with respect to the approval of the Transactions, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Subsidiaries to any Regulatory Consent Authority concerning the Transactions; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Regulatory Consent Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Regulatory Consent Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Subsidiaries, agents or advisors, on the one hand, and any Regulatory Consent Authority, on the other hand, concerning or in connection with the Transactions.

(c) Except as required by this Agreement, the Company shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to prevent, materially impair or materially delay the Company’s ability to consummate the Transactions or perform its obligations hereunder.

Section 7.04 No Claim Against the Trust Account. The Company acknowledges that it has read the Final Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by October 23, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, for and in consideration of Acquiror, First Merger Sub and Second Merger Sub entering into this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company (on behalf of itself, its Subsidiaries, its Affiliates and its and their respective Representatives) hereby irrevocably waives any past, present or future Action of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. Notwithstanding the foregoing, this Section 7.04 shall not serve to limit or prohibit the Company’s rights to pursue a claim against Acquiror for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than the one contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.04 shall survive the termination of this Agreement for any reason. In the event that the Company, any of its Subsidiaries, any of its Affiliates or any of its or their respective Representatives commences any Action against or involving the Trust Account, Acquiror shall be entitled to recover from such Person its legal fees and costs in connection with any such Action.

Section 7.05 FIRPTA. At the Closing, the Company shall deliver to Acquiror the certification and notice attached hereto as Exhibit E; provided, however, that notwithstanding anything to the contrary, the sole remedy under this Agreement for any failure of the Company to deliver a certification and notice pursuant to this Section 7.05 shall be for Acquiror, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, the Exchange Agent or their respective Affiliates, as applicable, to withhold from payments pursuant to this Agreement in accordance with Section 3.07 any Taxes that are required to be withheld by such Person pursuant to Section 1445 of the Code by reason of such failure.

Section 7.06 Approval by the Company’s Stockholders.

(a) The Company shall (i) obtain and deliver to Acquiror the Company Stockholder Approval in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement), as soon as reasonably practicable (and in any event no later than 72 hours) after the Registration Statement is declared effective under the Securities Act, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto.

(b) Without limiting the generality of subsection (a) above, the Company shall use its reasonable best efforts to obtain and deliver to Acquiror, prior to the Closing, the approval of this Agreement and the Transactions, including the Mergers, the Pre-Closing Restructuring and the making of any filings, notices or information statements in connection with the foregoing, from all of the holders of Company Stock (including those that did not execute the Company Holders Support Agreement), in the same manner contemplated by subsection (a) above (without regard to the 72-hour deadline specified therein).

Section 7.07 Affiliate Agreements. Prior to the Closing, the Company shall terminate, or cause to be terminated, without liability to or any payment by Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements other than those set forth on Section 7.07 of the Company Disclosure Letter and provide evidence to Acquiror that such Affiliate Agreements have been terminated effective prior to the Closing.

Section 7.08 Preparation and Delivery of PCAOB Audited Financial Statements. As soon as reasonably practicable following the date of this Agreement, and in any event no later than April 30, 2021 (such date, as it may be extended, the “PCAOB Audit Deadline”), the Company shall deliver to Acquiror the PCAOB Audited Financial Statements; provided, that if the Company has not delivered the PCAOB Audited Financial Statements by the then applicable PCAOB Audit Deadline, the PCAOB Audit Deadline shall be extended by one week if (i) the Company continues to use its reasonable best efforts to deliver the PCAOB Audited Financial Statements as soon as reasonably practicable and (ii) there is a reasonable expectation that the Company will deliver the PCAOB Audited Financial Statements by the date that is three months prior to the Termination Date.

Section 7.09 Credit Agreements; Payoff Letters.

(a) At or prior to the Closing, the Company shall use its reasonable best efforts to deliver to Acquiror the requisite consents or waivers of the lenders holding commitments and loans under each of the LL OP Loan Agreement, the LL SPV Loan Agreement and the Citi Loan Agreement necessary to amend or waive certain provisions thereunder as required to prevent any default or event of default thereunder from occurring after giving effect to the consummation of the Transactions (collectively, the “Credit Agreement Amendments”), which Credit Agreement Amendments shall be in form and substance reasonably satisfactory to Acquiror.

(b) At or prior to the Closing, the Company shall use its reasonable best efforts to deliver to Acquiror customary payoff, termination and release documentation (collectively, the “Payoff Letters”) necessary to evidence the termination of commitments under the La Familia Credit Agreement, the repayment in full of all obligations then outstanding thereunder and the release of any Liens and termination of all guarantees supporting the obligations thereunder, which Payoff Letters shall be in form and substance reasonably satisfactory to Acquiror.

Section 7.10 Pre-Closing Restructuring. During the Interim Period, the Company shall take those actions set forth, and otherwise in the manner described, on Section 7.10 of the Company Disclosure Letter (such actions, the “Pre-Closing Restructuring” and such section of the Company Disclosure Letter, the “Pre-Closing Restructuring Plan”).

ARTICLE VIII

COVENANTS OF ACQUIROR

Section 8.01 HSR Act.

(a) In connection with the Transactions, Acquiror shall promptly, and in any event no later than ten Business Days after the date hereof, comply with the notification and reporting requirements of the HSR Act; provided that, in the event that there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. Acquiror shall use its reasonable best efforts to substantially comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act to the extent available and use its reasonable best efforts to undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall use its reasonable best efforts to cooperate in good faith with the Regulatory Consent Authorities and use its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of the Company (not to be unreasonably withheld, conditioned, delayed or denied), all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order by any Regulatory Consent Authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order issued by a Regulatory Consent Authority or other agreement therewith providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the Termination Date. The entry by any Regulatory Consent Authority in any Action of a Governmental Order permitting the consummation of the Transactions but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article X.

(d) Acquiror shall promptly furnish to the Company copies of any material notices or written communications received by Acquiror or any of its Affiliates from any Regulatory Consent Authority with respect to the Transactions, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Regulatory Consent Authority concerning the Transactions; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Regulatory Consent Authority without the written consent of the Company. Acquiror agrees to provide, to the extent permitted by the applicable Regulatory Consent Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Regulatory Consent Authority, on the other hand, concerning or in connection with the Transactions.

(e) Except as required by this Agreement, Acquiror shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to prevent, materially impair or materially delay Acquiror’s ability to consummate the Transactions or perform its obligations hereunder.

(f) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Acquiror, First Merger Sub or Second Merger Sub to (i) take, or cause to be taken, any action with respect to the Sponsor or any of its Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of the Sponsor or any of its Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, in each case other than with respect to the Acquiror and its Subsidiaries, or (ii) provide, or cause to be provided, nonpublic or other confidential financial or sensitive personally identifiable information of Sponsor, its Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ (each of the foregoing Persons, a “Sponsor Related Person”) nonpublic or other confidential financial or sensitive personally identifiable information (in each case, other than such information which may be provided to a Governmental Authority on a confidential basis or in connection with the Registration Statement to the extent requested by the SEC).

Section 8.02 Indemnification and Insurance.

(a) From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Governing Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entity and each of its Subsidiaries to (i) maintain for a period of not less than six years from the First Effective Time provisions in its Governing Documents concerning the indemnification, exculpation and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Governing Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) Acquiror shall use reasonable best efforts to cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time (a “D&O Tail”); provided, however, that (i) if Acquiror is unable to obtain such D&O Tail, then for a period of six years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding the foregoing, in no event shall Acquiror be required to expend an annual premium for such D&O Tail in excess of 500% of the last annual payment made by Acquiror for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof and, in such event, Acquiror shall purchase the maximum coverage available given the foregoing limitation.

(c) For a period of six years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year D&O Tail containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding the foregoing, in no event shall Acquiror be required to expend an annual premium for such D&O Tail in excess of 500% of the last annual payment made by the Company or any of its Affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof and, in such event, Acquiror shall purchase the maximum coverage available given the foregoing limitation.

(d) Acquiror and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of the Acquiror, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that the Acquiror, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., their obligations to the indemnified Persons under this Section 8.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.02 are secondary), (ii) that the Acquiror, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the Acquiror’s, the Company’s and their respective Subsidiaries’ Governing Documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(e) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Corporation and the Surviving Entity and all successors and assigns of Acquiror and the Surviving Corporation and the Surviving Entity. In the event that Acquiror, the Surviving Corporation or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.02.

(f) Acquiror and the Company shall use their commercially reasonable efforts to ensure that the Acquiror shall, with effectiveness as of the First Effective Time, obtain directors’ and officers’ liability insurance covering the Persons who will be directors and officers of the Acquiror and its Subsidiaries as of the First Effective Time and thereafter on terms that are consistent with market standards.

Section 8.03 Conduct of Acquiror During the Interim Period. During the Interim Period, except as set forth on Section 8.03 of the Acquiror Disclosure Letter, as required by this Agreement, as required by applicable Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of as (a), (b), (d), (f) and (g) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror shall not, and shall cause each of its Subsidiaries not to:

(a) change, modify, supplement, restate or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub;

(b) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror; or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(c) make, change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any material Tax, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes);

(d) enter into, renew, modify, supplement or amend any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, the Sponsor, and, where applicable, (x) anyone related by blood, marriage or adoption to the Sponsor or (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability in excess of $500,000 individually or $2,500,000 in the aggregate;

(f) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than any Indebtedness incurred by Acquiror in order to fund the payment of Acquiror Expenses or otherwise satisfy the Acquiror Parties’ obligations under this Agreement or in connection with the Transactions (provided, that any such Indebtedness that is incurred after the date hereof must be paid off or otherwise extinguished at or prior to the Closing);

(g) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) the issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (y) the issuance of Acquiror Class A Common Stock and Acquiror Warrants, in each case on the terms set forth in the Subscription Agreements and the SPNV Forward Purchase Agreement, as applicable, or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(h) enter into, materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contracts to which any Acquiror Party is party (including engagement letters with financial advisors) in a manner that would materially and adversely affect any Acquiror Party after the Closing or that would impose material liabilities on any Acquiror Party after the Closing; or

(i) enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Section 8.04 PIPE Investment; SPNV Forward Purchase Agreement. Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned, delayed or denied, in the case of the Subscription Agreements), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or the SPNV Forward Purchase Agreement. Subject to the immediately preceding sentence, Acquiror shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the SPNV Forward Purchase Agreement on the terms and conditions described therein, including by enforcing its rights (a) under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (b) under the SPNV Forward Purchase Agreement to cause the Sponsor to pay to (or as directed by) Acquiror the applicable purchase price under the SPNV Forward Purchase Agreement in accordance with its terms. If any Subscription Agreement expires or is terminated, withdrawn or repudiated by any party thereto prior to the Closing, such that the aggregate amount of PIPE Investment as of the Closing is expected to be below $200,000,000 (a “PIPE Financing

Shortfall”), Acquiror shall use its reasonable best efforts, prior to the Closing, to procure one or more investors reasonably acceptable to the Company to enter into Subscription Agreements with Acquiror for a PIPE Investment on substantially the same terms and in an amount at least equal to the amount of the PIPE Investment under the Subscription Agreement that has expired or been terminated, withdrawn or repudiated or otherwise in form and substance reasonably satisfactory to the Company. In the event of a PIPE Financing Shortfall, the Company shall (x) cooperate in good faith and promptly take such actions as may be reasonably requested by the Acquiror, prior to the Closing, to assist Acquiror in procuring one or more investors reasonably acceptable to the Company to enter into Subscription Agreements to cure such PIPE Financing Shortfall and (y) cause the senior executives of the Company to participate, upon reasonable advance notice thereof, in presentations to, and communications with, such potential investors.

Section 8.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to (A) interactions prior to February 12, 2021 with prospective counterparties to a Business Combination or (B) the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall, and shall cause its Subsidiaries to, afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of Acquiror and its Subsidiaries, to their respective properties and assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall use its and their reasonable best efforts to furnish the Company and such Representatives with all financial and operating data and other information concerning the business and affairs of Acquiror and its Subsidiaries that are in the possession of Acquiror or its Subsidiaries, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that remote access may be provided by Acquiror lieu of physical access in response to COVID-19 to the extent reasonably necessary (a) to protect the health and safety of such officers and employees or (b) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 8.05, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement (treating the Company as the “Receiving Party” thereunder) prior to the Second Effective Time.

Section 8.06 Acquiror NYSE Listing. From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on, NYSE. Prior to the Closing, Acquiror shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Acquiror Common Stock issuable in the Mergers, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 8.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and to otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.08 Section 16 Matters. Prior to the First Effective Time, Acquiror shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09 Acquiror Board of Directors, Committees and Officers.

(a) The Parties shall take all actions necessary to ensure that the individuals listed on Section 8.09(a) of the Company Disclosure Letter (so long as, with respect to any such individual, he or she is able and willing to serve) are elected and appointed as directors of Acquiror effective at the Closing.

(b) The Parties shall take all actions necessary to ensure that the officers of the Company as of immediately prior to the Closing shall be the officers of Acquiror effective at the Closing.

Section 8.10 Incentive Equity Plan and ESPP. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, (i) a management incentive equity plan in the form attached hereto as Exhibit F (with such changes as may be agreed by Acquiror and the Company) (the “Incentive Equity Plan”) and (ii) an employee stock purchase plan in the form attached hereto as Exhibit G (with such changes as may be agreed by Acquiror and the Company) (the “ESPP”). Within five (5) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Class A Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the ESPP remain outstanding.

Section 8.11 Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: use reasonable best efforts to (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

ARTICLE IX

JOINT COVENANTS

Section 9.01 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, and (c) use reasonable best efforts to take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, First Merger Sub, Second Merger Sub, the Company or any of their respective Subsidiaries be obligated to pay any material consent fees or grant any material concession to any non-governmental third Person in connection with obtaining any consents, authorizations or approvals of such Person pursuant to the terms of any Contract to which any Party or any of its Subsidiaries is a party with such Person.

Section 9.02 Proxy Statement/Registration Statement; Acquiror Special Meeting.

(a) Proxy Statement/Registration Statement.

(i) As promptly as practicable following the execution and delivery of this Agreement, (x) Acquiror and the Company shall, in accordance with this Section 9.02(a), jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Special Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Acquiror Common Stock that constitute the Closing Share Consideration and (B) the shares of Acquiror Common Stock that are subject to Acquiror Options (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy

Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state Securities Law or “Blue Sky” Permits required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, any Current Report on Form 8-K pursuant to the Exchange Act that includes the “Form 10” information required under applicable SEC rules and regulations in connection with the Mergers and the other transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including NYSE) in connection with the Mergers and the other Transactions (collectively, the “Offer Documents”). Acquiror will cause the Proxy Statement to be mailed to the Acquiror Stockholders as of the record date for determining the Acquiror Stockholders entitled to notice of the Special Meeting promptly after the Registration Statement is declared effective under the Securities Act and the Proxy Statement is cleared of any comments under the Exchange Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any other Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or other Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, if practicable, by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall use its reasonable best efforts to ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy Statement will, at the time it is first mailed to the Acquiror Stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror that is required or is otherwise reasonably desirable to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact required to be stated therein (in the case of the Registration Statement) or necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(b) Acquiror Special Meeting.

(i) Acquiror shall, prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date (which date shall be mutually agreed with the Company, acting reasonably) for, give notice of and duly call a meeting of the Acquiror Stockholders (the “Special Meeting”), which meeting shall be held not more than 40 days after the date on which the Registration Statement is declared effective, for the purpose of, among other things: (A) providing Acquiror Stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Common Stock to vote at the Special Meeting, as may be adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions (including the Mergers); (2) the issuance of shares of Acquiror

Common Stock in connection with the First Merger as may be required under NYSE; (3) the adoption of the Acquiror Charter; (4) the appointment of the individuals to the Acquiror’s board of directors in accordance with Section 8.09, and the designation of the classes of such appointees to the Acquiror’s board of directors; (5) the approval of the adoption of the Incentive Equity Plan and the ESPP; (6) the issuance of shares of Acquiror Common Stock pursuant to the Subscription Agreements with the applicable PIPE Investors and pursuant to the SPNV Forward Purchase Agreement; (7) any other proposals as either the SEC or NYSE (or the respective staff members thereof) may indicate are necessary in its comments to the Proxy Statement/Registration Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (8) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions; and (9) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Acquiror Stockholder Matters”). Acquiror shall include the Acquiror Board Recommendation in the Proxy Statement. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation for any reason (a “Change in Recommendation”). To the fullest extent permitted by applicable Law, (A) Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the Acquiror Stockholder Approval shall not be affected by any Change in Recommendation and (B) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the Acquiror Stockholder Matters, in each case in accordance with this Agreement, regardless of any Change in Recommendation.

(ii) The Special Meeting shall not be postponed, recessed or adjourned by Acquiror without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned, delayed or denied); provided that Acquiror may (and in the case of the following clauses (B) and (C), at the request of the Company, Acquiror shall) postpone, recess or adjourn the Special Meeting (A) to the extent, in the good faith judgment of the Acquiror’s board of directors (after consultation with Acquiror’s outside legal counsel), doing so is required by applicable Law or necessary to ensure that any required supplement or amendment to the Proxy Statement is delivered to the stockholders of Acquiror for the amount of time required by applicable Law in advance of the Special Meeting, (B) if Acquiror or the Company reasonably believes there will be insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting or (C) to solicit additional proxies to obtain the Acquiror Stockholder Approval; provided further, that in no event shall the Special Meeting be postponed, recessed or adjourned pursuant to clauses (B) and (C), taken together, for a period longer than fifteen (15) days or to a date that is later than five (5) Business Days prior to the Termination Date.

Section 9.03 Exclusivity.

(a) During the Interim Period, the Company shall not take, and it shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the stock or assets of the Company and its Subsidiaries, taken as a whole (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”) or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(a). The Company shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Acquiror shall not take, and it shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(b). Acquiror shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.04 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, Acquiror shall pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Transactions (collectively “Transfer Taxes”) that are imposed on Acquiror, the Company or any of its Subsidiaries. Acquiror shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of the Acquiror and the Company are parties under Section 368(b) of the Code (collectively, the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in applicable Law after the date hereof or a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to (x) promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority, and (y) cooperate with each other and their respective counsel to document and provide factual support for the Intended Income Tax Treatment, including by reasonably cooperating to provide factual support letters

(c) No Party shall take or cause to be taken any action, or fail to take or cause to be failed to be taken any action, which action or failure to act would reasonably be expected to prevent the First Merger and Second Merger from so qualifying for the Intended Income Tax Treatment. Both prior to and following the First Effective Time, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to cause the Mergers to qualify for the Intended Income Tax Treatment.

(d) The Company, Acquiror, First Merger Sub and Second Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Section 9.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated hereby and thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement); provided, that, Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof (such consent not to be unreasonably withheld, conditioned, delayed or denied) .

(b) The Company and the Acquiror shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned, delayed or denied), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; and (ii) subject to this Section 9.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in the foregoing in this Section 9.05(b) (a) public announcements and communications that are consistent with public announcements and communications previously approved pursuant to this Section 9.05(b) shall not require approval by either Party, and (b) subject to compliance with Section 9.05(a), communications by the Company with its customers, employees and other existing or prospective business relationships will not be considered public announcements or communications for purposes of this Section 9.05(b); provided, further, that notwithstanding anything to the contrary in this Section 9.05(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 9.02.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by the Company and Acquiror prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement.

Section 9.06 Employee Matters.

(a) Following the Closing, Acquiror shall honor and perform in accordance with their terms all Company Benefit Plans, including all employment, severance, bonus, transaction, incentive and other compensation arrangements.

(b) Except where applicable Law or the provisions of a Company Benefit Plan in effect as of the date hereof require more favorable treatment, Acquiror shall, or shall cause an Affiliate of Acquiror to, for the period lasting until twelve (12) months after the Closing Date (or, if earlier, until the date of the applicable employee’s termination of employment with Acquiror or its Affiliates), provide to each employee employed by the Company or any of its Subsidiaries immediately prior to the Closing (each a “Continuing Employee”) (a) a base salary or wage rate and annual cash bonus opportunity that are no less favorable than the base salary or wage rate and annual cash bonus opportunity provided by the Company or any of its Subsidiaries to such Continuing Employee immediately prior to the Closing Date, and (b) employee benefits (excluding equity, defined benefit pension and retiree medical benefits, except as required by applicable Law or the provisions of a Company Benefit Plan) that are substantially comparable in the aggregate to those provided by the Company or any of its Subsidiaries to such Continuing Employee immediately prior to the Closing Date.

(c) Effective as of the Closing and thereafter, Acquiror and its Affiliates shall recognize, or shall cause the Companies and their Subsidiaries to recognize, each Continuing Employee’s employment or service with any Company or any of the Companies’ Subsidiaries (including any current or former Affiliate thereof or any predecessor of a Company or any of its Subsidiaries) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Companies, their Subsidiaries, Acquiror or an Affiliate of Acquiror, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans (excluding benefit accruals under a defined benefit pension plan); provided, that no such credit will result in any duplication of benefits. With respect to any welfare benefit plan in which Continuing Employees participate in the plan year in which the Closing occurs, Acquiror shall cause each Continuing Employee (and any eligible dependent) to be able to participate without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions and shall credit the Continuing Employees with any expenses covered by a comparable plan prior to Closing for purposes of determining deductibles, co-pays and other applicable limits.

(d) This Section 9.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 9.06, express or implied, shall confer upon any other Person (including, for the avoidance of doubt, any Company Employee or Continuing Employee) any rights (including third party beneficiary rights) or remedies of any nature whatsoever under or by reason of this Section 9.06. Nothing contained herein, express or implied, shall be construed to (i) establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) alter or limit Acquiror’s or any of its Affiliates’ ability to amend, modify or terminate any Company Benefit Plan at any time following Closing. The parties hereto acknowledge and agree that the terms set forth in this Section 9.06 shall not create any right in any employee or any other Person to any continued employment with Acquiror or any of its Affiliates for any specific period of time or compensation or benefits of any nature or kind whatsoever.

Section 9.07 Stockholder Litigation.

(a) In the event that any litigation related to this Agreement, the other Transaction Agreements or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any of the Acquiror Stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

(b) In the event that any litigation related to this Agreement, the other Transaction Agreements or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the board of directors of the Company by any of the holders of the Company’s Equity Securities prior to the Closing, the Company shall promptly notify Acquiror of any such litigation and keep Acquiror reasonably informed with respect to the status thereof. The Company shall provide Acquiror the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to Acquiror’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Acquiror, such consent not to be unreasonably withheld, conditioned, delayed or denied.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Company and Acquiror:

(a) Governmental Approvals. The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

(b) No Prohibition. There shall not be in force any Law adopted following the date hereof or Governmental Order enjoining or prohibiting the consummation of the Transactions.

(c) Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the Closing (after giving effect to the Acquiror Stockholder Redemption, the receipt of the PIPE Investment Amount and the Forward Purchase Amount, and the other transactions contemplated to occur on the Closing Date, including the payment of the Acquiror Expenses and Company Expenses).

(d) Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been duly obtained in accordance with the DGCL, the Acquiror Organizational Documents and the rules and regulations of NYSE.

(e) Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company’s Governing Documents.

(f) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(g) Listing Approval. The shares of Acquiror Common Stock to be issued in connection with the Mergers and the other Transactions shall have been approved for listing on NYSE.

Section 10.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first and second sentences of Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), clause (a) of Section 5.04 (No Conflict), Section 5.06(a) and the first sentence of Section 5.06(b) (Current Capitalization) and Section 5.28 (No “Interested Stockholder”) (collectively, the “Specified Company Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct as of such earlier date).

(ii) The representations and warranties of the Company contained in the first sentence of Section 5.22 (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iii) The representations and warranties of the Company contained in Article V (other than the Specified Company Representations and the representations and warranties of the Company contained in the first sentence of Section 5.22) shall be true and correct in all respects (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.02(b), a covenant of the Company shall only be deemed to have not been performed if the Company has breached such covenant in any material respect and failed to cure such breach within twenty (20) days after written notice of such breach has been delivered to the Company by Acquiror (or if earlier, the Termination Date).

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying, solely in such person’s capacity as an officer of the Company, that the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

Section 10.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in clause (i) of the first sentence of Section 6.01 and the second sentence of Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization) and clause (a) of Section 6.03 (No Conflict) (collectively, the “Specified Acquiror Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii) The representations and warranties of the Acquiror Parties contained in the first sentence of each of Sections 6.11(a), 6.11(b) and 6.11(c) (Capitalization) shall be true and correct, other than for de minimis inaccuracies, as of the Closing Date as though then made.

(iii) The representations and warranties of the Acquiror Parties contained in Section 6.09(e) (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iv) The representations and warranties of the Acquiror Parties contained in Article VI (other than the Specified Acquiror Representations and the representations and warranties of the Acquiror Parties contained in Section 6.09(e) and in the first sentence of each of Sections 6.11(a) and 6.11(b)) shall be true and correct in all respects (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.03(b), a covenant of an Acquiror Party shall only be deemed to have not been performed if such Acquiror Party has breached such covenant in any material respect and failed to cure such breach within twenty (20) days after written notice of such breach has been delivered to such Acquiror Party by the Company (or if earlier, the Termination Date).

(c) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $250,000,000.

(d) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying, solely in such person’s capacity as an officer of Acquiror, that the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

Section 10.04 Frustration of Conditions. None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s breach of a covenant or agreement contained herein.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the Transactions abandoned prior to the Closing:

(a) by mutual written consent of the Company and Acquiror;

(b) by Acquiror, by providing written notice to the Company, if (i) none of the Acquiror Parties is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing if the Closing were then to occur, and such breach either (A) is not capable of being cured prior to the Termination Date (as defined below) or (B) if curable, is not cured within the earlier of (I) 30 days after Acquiror provides the Company with written notice of such breach and (II) two Business Days prior to the Termination Date; (ii) the Closing has not occurred on or before September 17, 2021 (the “Termination Date”); provided, that the right to terminate this Agreement under this subsection (ii) shall not be available if any Acquiror Party’s failure to fulfill any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before Termination Date; (iii) the consummation of the Mergers is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable (A) Law adopted following the date hereof or (B) Governmental Order; or (iv) the Company does not deliver the Company Stockholder Approval to Acquiror within seven days after the Registration Statement is declared effective under the Securities Act;

(c) by the Company, by providing written notice to Acquiror, if (i) the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing if the Closing were then to occur, and such breach either (A) is not capable of being cured prior to the Termination Date or (B) if curable, is not cured within the earlier of (I) 30 days after the Company provides Acquiror with written notice of such breach and (II) two Business Days prior to the Termination Date; (ii) the Closing has not occurred on or before the Termination Date; provided, that the right to terminate this Agreement under this subsection (ii) shall not be available if the Company’s failure to fulfill any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before Termination Date; or (iii) the consummation of the Mergers is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable (A) Law adopted following the date hereof or (B) Governmental Order; or

(d) by either the Company or Acquiror, by providing written notice to the other, if the Special Meeting has been held, Acquiror Stockholders have duly voted, and the Acquiror Stockholder Approval has not been obtained (subject to any adjournment, postponement or recess of the meeting).

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than (subject to Section 7.04) liability of any Party for any Fraud. The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.05 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (MISCELLANEOUS) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which is required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror, First Merger Sub or Second Merger Sub to:

Supernova Partners Acquisition Company, Inc.

4301 50th St. NW

Suite 300, PMB 1044

Washington, D.C. 20016

Attention: Robert Reid, CEO; Michael Clifton, CFO

Email: robert@supernovaspac.com; michael@supernovaspac.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, D.C. 20001

Attn: Jonathan L. Corsico

E-mail: jonathan.corsico@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attn: Michael Wolfson

E-mail: mwolfson@stblaw.com

(b)	If to the Company, to:

OfferPad, Inc.

2150 E Germann Rd, Suite 1

Chandler, AZ 85286

Attention: Benjamin Aronovitch, Chief Legal Officer

E-mail: benjamin.aronovitch@offerpad.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Justin Hamill, Josh Dubofsky

E-mail: justin.hamill@lw.com, josh.dubofsky@lw.com

(c)	If to the Surviving Corporation or the Surviving Entity, to:

OfferPad, Inc.

2150 E Germann Rd, Suite 1

Chandler, AZ 85286

Attention: Benjamin Aronovitch, Chief Legal Officer

E-mail: benjamin.aronovitch@offerpad.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Justin Hamill, Josh Dubofsky

E-mail: justin.hamill@lw.com, josh.dubofsky@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the Company and Acquiror. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and Representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.02, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15, and (c) Counsel are intended third-party beneficiaries of, and may enforce, Section 12.17.

Section 12.05 Expenses. The Company and Acquiror shall split evenly all HSR Act filing fees. Except as provided in the immediately preceding sentence or as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the transactions herein and therein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, then the Acquiror shall pay or cause to be paid any such costs and expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 12.05 shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.

Section 12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement and/or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Schedules and Exhibits. The Disclosure Letters and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Letters and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Disclosure Letters with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent in such Disclosure Letter.

Section 12.09 Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement and the other Transaction Agreements) and that certain Non-Disclosure Agreement, dated as of January 19, 2021, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement and understanding among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10. Notwithstanding anything to the contrary herein, no amendment or other modification to this Agreement following the Second Effective Time shall be effective against the third-party beneficiaries referenced in Section 12.04 except to the extent such Persons consent in writing thereto.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any other Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.14 Non-Recourse. Subject in all respects to the last sentence of this Section 12.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions, and each Party hereby waives and releases all claims, causes of actions and liabilities against any such non-recourse Person related thereto. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any other Transaction Agreement for any claim based on, in respect of or by reason of such rights or obligations.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing, and (b) this Article XII.

Section 12.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and, to its knowledge, has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations are solely made by the Company and constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror Party Representations are solely made by the Acquiror Parties and constitute the sole and exclusive representations and warranties of Acquiror, First Merger Sub and Second Merger Sub in connection with the Transactions; and (iv) except for the Company Representations by the Company and the

Acquiror Party Representations by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries). The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, each Party understands and agrees that any assets, properties and business of each other Party and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or the Acquiror Party Representations by the Acquiror Parties (as applicable), or as provided in any certificate delivered in accordance with Section 10.02(c) or Section 10.03(c) (as applicable), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

Section 12.17 Provisions Respecting Representation by Counsel. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, stockholders and Affiliates, that Latham & Watkins LLP (“LW”) may serve as counsel to the Company and its Subsidiaries and their respective directors, officers and employees (individually and collectively, the “Seller Group”) and Simpson Thacher & Bartlett LLP (“STB” and, together with LW, “Counsel”) may serve as counsel to Acquiror, the Sponsor and their respective directors, officers and employees (individually and collectively, the “Sponsor Group”), in each case in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, and that, following consummation of the Transactions, LW (or any of its respective successors) may serve as counsel to the Seller Group or any director, manager, member, partner, stockholder, officer, employee or Affiliate of any member of the Seller Group and STB (or any of its respective successors) may serve as counsel to the Sponsor Group or any director, manager, member, partner, stockholder, officer, employee or Affiliate of any member of the Sponsor Group, in each case in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representations of the Seller Group (in the case of LW) or the Sponsor Group (in the case of STB), and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take all reasonable steps necessary to ensure that any privilege attaching as a result of LW representing the Company or any of its Subsidiaries in connection with the Transactions survives the Closing and remains in effect. As to any privileged attorney-client communications between LW and the Company or LW and any of the Company’s Subsidiaries in connection with the Transactions prior to the Closing Date (collectively, the “Privileged Communications”), Acquiror, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Seller Group after the Closing.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

By:	/s/ Michael S. Clifton
Name:	Michael S. Clifton
Title:	Chief Financial Officer

ORCHIDS MERGER SUB, INC.

By:	/s/ Michael S. Clifton
Name:	Michael S. Clifton
Title:	President

ORCHIDS MERGER SUB, LLC

By:	/s/ Michael S. Clifton
Name:	Michael S. Clifton
Title:	Authorized Person

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

OFFERPAD, INC.

By:	/s/ Brian Bair
Name:	Brian Bair
Title:	Chief Executive Officer and Founder

[Signature Page to Merger Agreement]